UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SOUTHWEST BANCORP, INC.
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March 7, 2016

Dear Fellow Shareholder:

We invite you to attend our 2016 Annual Meeting of Shareholders of Southwest Bancorp, Inc. to be held at Backstage, 100 East 7th Avenue, Stillwater, Oklahoma on April 20, 2016 at 1:00 p.m., Central Time.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period. Our 2015 results are presented in detail in our Annual Report.

Your vote is very important.   We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly submitting your vote by the Internet, by telephone or, if you request a paper copy of the proxy materials and receive a proxy card, by mail.

Thank you for investing in Southwest Bancorp, Inc. We look forward to seeing you April 20th.

Sincerely,

Chairman of the Board of Directors

Director, President and Chief Executive Officer

SOUTHWEST BANCORP, INC.

608 South Main Street

Stillwater, Oklahoma 74074

(405) 372-2230

NOTICE OF ANNUAL MEETING

March 7, 2016

The Annual Meeting of Shareholders of Southwest Bancorp, Inc. (the “Company,” “Southwest,” “we,” “our,” or “us”) will be held at Backstage, 100 East 7th Avenue, Stillwater, Oklahoma at 1:00 p.m., Central Time, on April 20, 2016.

The Annual Meeting is for the purpose of considering and acting upon:

1.The election of twelve directors of Southwest Bancorp, Inc.;

2.The advisory non-binding proposal to approve executive compensation;

3.The ratification of the appointment of BKD LLP as the independent registered public accounting firm for the year 2016; and

4.The transaction of such other matters that properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 1, 2016 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Rusty LaForge SECRETARY

March 7, 2016

IMPORTANT VOTING INFORMATION

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the NASDAQ.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of the appointment of BKD LLP as independent registered public accounting firm for the year 2016 (Proposal 3), even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2) without instructions from you. Therefore, if you are a beneficial owner and do not provide your broker with instructions on those matters, a broker non-vote will occur and your shares will not be voted on those matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are making our proxy materials available by the Internet to expedite your receipt of these materials, reduce the cost of printing and distributing the proxy materials and lower the cost and environmental impact of our Annual Meeting. Beginning on March 7, 2016, we mailed or e-mailed to some of you a “Notice of Internet Availability of Proxy Materials” with instructions on how to access our proxy materials over the Internet (or, at your preference, on how to request paper copies of the materials) and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

MORE INFORMATION IS AVAILABLE

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (“SEC”) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.

Additionally, you may contact our Investor Relations Department through our “Contact Us” button on the Investor Relations area of our website at www.oksb.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 2016

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.envisionreports.com/oksb.

SOUTHWEST BANCORP, INC.

PROXY STATEMENT

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1
PROPOSAL – 1 ELECTION OF DIRECTORS	3
BOARD MEETINGS AND COMMITTEES	7
BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT	7
DIRECTOR INDEPENDENCE	9
DIRECTOR COMPENSATION	11
COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS	12
OWNERS OF MORE THAN 5% OF SOUTHWEST’S COMMON STOCK	12
COMPENSATION DISCUSSION AND ANALYSIS	13
COMPENSATION COMMITTEE REPORT	22
EXECUTIVE COMPENSATION	23
CERTAIN TRANSACTIONS	30
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30
PROPOSAL – 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION	30
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS	31
REPORT OF THE AUDIT COMMITTEE	32
PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016	32
CODE OF ETHICS	32
OTHER MATTERS	32
SHAREHOLDER PROPOSALS AND COMMUNICATIONS	32
ANNUAL REPORT ON FORM 10-K	33

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:What am I voting on?

A:You are voting on:

•The election of the following twelve directors: James E. Berry II, Thomas D. Berry, John Cohlmia, David S. Crockett Jr., Steven C. Davis, Patrice Douglas, Mark W. Funke, James M. Johnson, Larry J. Lanie, James M. Morris II, Kayse M. Shrum, D.O., and Russell W. Teubner, each for a one-year term;

•An advisory (nonbinding) proposal to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers (the “Named Executive Officers” or “NEOs”); and

•A proposal to ratify the appointment of BKD LLP as the independent registered public accounting firm for the year 2016.

Q:Who is entitled to vote at the Annual Meeting?

A:Holders of the common stock of Southwest Bancorp, Inc. (the “Company,” “Southwest,”  “we,” “our,” or “us”) as of the close of business on March 1, 2016 (the “Record Date”) are entitled to vote at the annual meeting of the shareholders (the “Annual Meeting”).

Q:Why did I receive a notice in the mail regarding the Internet availability of proxy materials (the "Notice") this year instead of a full set of proxy materials?

A:In accordance with Securities and Exchange Commission (“SEC”) rules, we are providing access to our proxy materials over the Internet. As a result, we have sent to most of our shareholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A  shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates or changes it.

Q:How do I vote?

A:You may vote by following any of the following methods:

• Internet. Vote on the Internet at http://www.envisionreports.com/oksb by following the online instructions. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne by the shareholder. If you have Internet access, we encourage you to record your vote on the Internet. The deadline for voting through the Internet is 1:00 a.m. Central Time on April 20, 2016.

• Telephone.  Vote by telephone by calling 1-800-652-VOTE (8683) and follow the instructions provided by the recorded message. The deadline for voting by telephone is 1:00 a.m. Central Time on April 20, 2016.

• Mail. If you requested to receive a paper copy of the proxy materials, you may vote by completing, signing, and dating the proxy card and returning it in the enclosed, postage-paid envelope. If you return your signed proxy card but do not indicate your voting preference, your card will be voted (i) in favor of the election of all twelve directors, (ii) for the proposal to approve the compensation of our Named Executive Officers, and (iii) for the proposal to ratify the appointment of BKD LLP.

•  Meeting. You may attend and vote at the Annual Meeting.  You have the right to revoke your proxy any time before the Annual Meeting, and shareholders who attend the meeting may withdraw their proxies and vote in person if they wish.

Q:Who will count the votes?

A:Computershare Investor Services, LLC, our transfer agent, will tabulate the votes.

Q:What should I do if I receive more than one proxy card?

A:If you receive more than one Notice or proxy card, it indicates that you own shares in more than one account or that your shares are registered in more than one name. You should vote the shares represented by all Notices or proxy cards you receive.

Q:What constitutes a quorum at the Annual Meeting?

A:On the Record Date there were 19,512,217 shares of our common stock issued and outstanding. Each share is entitled to one vote on all matters voted on at the Annual Meeting. A majority of the outstanding shares present or represented by proxy will be a quorum for the Annual Meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and shares held for you by your broker or nominee (broker shares) that are voted on any matter are included in the quorum.

Q:Who may attend the Annual Meeting?

A:All shareholders of record as of the Record Date may attend, although seating is limited. If you are a beneficial owner whose shares are held of record by a broker, you must obtain a legal proxy from your broker to attend the meeting.

Q:What percentage of our stock did our directors and executive officers own on the Record Date?

A:Together, they owned approximately 6.15% of our issued and outstanding common stock.

Q:Who pays for this proxy solicitation and how will solicitation occur?

A:Our Board of Directors is soliciting this proxy, and Southwest will pay the cost of the solicitation. In addition to the use of the mail, employees of Southwest may solicit proxies personally or by telephone, fax, or electronic mail, without additional compensation. Banks, brokerage houses, and other nominees and fiduciaries are requested to forward the proxy material to beneficial owners of Southwest stock and to obtain authorization to execute proxies on behalf of the beneficial owners. Upon request, Southwest will reimburse these parties for their reasonable expenses in forwarding proxy material to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

Your Board of Directors currently is composed of eleven members, each elected annually for a one-year term or until his or her successor is qualified. The Board of Directors is nominating twelve individuals for election to the Board at this year’s annual meeting.

The Board of Directors has nominated for election, James E. Berry, II, Thomas D. Berry, John Cohlmia, David S. Crockett Jr., Steven C. Davis, Patrice Douglas, Mark W. Funke, James M. Johnson, Larry J. Lanie, James M. Morris II, and Russell W. Teubner, all of whom currently are directors, and Kayse M. Shrum, D.O., a new director nominee, each to serve for a term of one year or until his or her successor is elected and qualified.

Each nominee must be elected by a plurality of shares voted in this election. The individuals named as proxies on your proxy card will vote for the election of each nominee unless you withhold authorization. Abstentions and broker non-votes will not have any effect on this proposal.

Each shareholder voting in the election of directors is entitled to cumulate his or her votes for the election of directors by multiplying the number of shares of common stock owned of record by the shareholder on the Record Date by the number of directors to be elected. Each shareholder is then entitled to cast his or her total cumulated votes for one nominee or distribute his or her votes among any number of the nominees being voted on at the Annual Meeting. In order to cumulate votes, shareholders of record must attend the meeting and vote in person or make arrangements with their own proxy attending the meeting on their behalf.  If you are a beneficial owner whose shares are held of record by a broker, you must obtain a  legal proxy from your broker in order to attend the meeting and vote in person to cumulate votes.

Each nominee has agreed to serve for a one-year term, if elected. If any nominee is unable to stand for election at this Annual Meeting, the Board may either (i) reduce its size or (ii) nominate an alternate candidate, in which case the proxies will be voted for the alternate candidate.

Your Board recommends a vote “FOR” these directors.

Director Nominees

Following are brief descriptions of the business experience of our director nominees, and of additional factors, including special skills, knowledge, and experience, of non-officer directors that support their nomination. The nominees also satisfy the minimum criteria for nomination established by the Governance Committee of our Board of Directors. For additional information regarding nomination criteria, please see “Governance Committee” on page 9.

James E. Berry II	Director Since 1998

Mr. Berry, age 70, is the current owner of Stillwater Martial Arts, Cowboy Berry Minerals, and Pizza West in Stillwater, Oklahoma. He has a B.S. in finance/money and banking from Oklahoma State University. From 1973 to 1988, Mr. Berry was a stockbroker in Oklahoma City with a major Wall Street firm. He is a past President of the United States Chess Federation. Additional experience, qualifications, attributes or skills that led to the conclusion Mr. Berry should be re-elected to the Board include his:   knowledge of Oklahoma markets; experience as a small business owner, investor, U.S. Army veteran, and securities professional; significant ownership of Southwest common stock; knowledge of the banking industry and continuing director education focusing on corporate governance at Harvard Business School, Stanford University, and Wharton.

Thomas D. Berry	Director Since 1981

Mr. Berry, age 72, has been a professional auctioneer since 1970 and has conducted over 2,200 successful auctions, marketing several classes of assets, including real estate, equipment, estate property, business liquidation property, mineral rights, firearms, antiques, coin collections, sports memorabilia, restaurant equipment, exotic animals and seized property. Mr. Berry is an active real estate broker and is also actively involved in the energy business in Oklahoma. He serves as a Director of a private energy company and as the President of T.D. Berry Investment Co., Inc. Mr. Berry earned his B.A. degree in Public Law from Oklahoma State University and served six years in the U.S. military. He is a native of Oklahoma and resides in Stillwater, Oklahoma. Additional experience, qualifications, attributes or skills that led to the conclusion Mr. Berry should be re-elected to the Board include his:  knowledge of Oklahoma markets; experience as a business owner and investor; and knowledge of the banking industry.

John Cohlmia	Director Since 2006

Mr. Cohlmia, age 53, was appointed as a director of the Company on July 27, 2006. He has been a director of Bank SNB since August 2003. Mr. Cohlmia is a Real Estate Broker and owner of Newmark Grubb Levy Strange Beffort of Oklahoma City, Oklahoma. Additional experience, qualifications, attributes or skills that led to the conclusion Mr. Cohlmia should be re-elected to the Board include his: current service as Chairman of the Compensation Committee; knowledge of Oklahoma markets; and experience in commercial real estate brokerage.

David S. Crockett Jr.	Director Since 2006

Mr. Crockett, age 71, who has an MBA, is Vice-President of Stonetex Oil Corp., and is independently active in oil and gas exploration with various partners. He obtained his CPA designation in 1969 and holds permits to practice in both Texas and Oklahoma. Mr. Crockett is a member of the American Institute of Certified Public Accountants, the Texas Society of CPAs, the Dallas Estate Planning Council, and the Petroleum Accounting Society. Additional experience, qualifications, attributes or skills that led to the conclusion Mr. Crockett should be re-elected to the Board include his:  service as the designated Audit Committee financial expert; training and experience in finance and accounting; experience as owner of an independent accounting firm; knowledge of Dallas, TX area markets; knowledge of the energy industry and experience as an investor.

Steven C. Davis	Director Since October 2015

Mr. Davis, age 57, has practiced law in Oklahoma City, Oklahoma since 1983 and is presently a partner of Hartzog Conger Cason & Neville, an Oklahoma City law firm.  He is also a Certified Public Accountant and had been a director of First Commercial Bancshares, Inc. and First Commercial Bank from 1996 through 2015, where he was the chairman of the board of directors from 2003 through 2015 and also served as chairman of both the audit committee and the budget and compensation committee, and as a member of the strategic planning committee.  Mr. Davis is also the immediate past chairman of the board of trustees of the Oklahoma City Community Foundation, where he continues to serve as a trustee and as a member of the investment committee, and is involved in other civic and investment activities. He is also involved in the ownership and operations of several businesses in the agriculture technology and manufacturing sectors.  Additional experience, qualifications, attributes or skills that led to the conclusion Mr. Davis should be re-elected to the Board include his:  legal expertise; knowledge of our geographical banking markets; and knowledge of the banking industry.

Patrice Douglas	Director Since April 2015

Ms. Douglas, age 53, is the President of Emerging Markets of Premier Consulting Partners, a financial services company, as well as an attorney with the law firm of Latham Wagner Steele and Lehman, where she is Of Counsel. Ms. Douglas currently serves as a member of the board of directors of Avondale Acquisition Corp., ACP Sheet Metal Company, and UR Special Ministries. She previously was a Commissioner at the Oklahoma Corporation Commission, where she served as Vice-Chairman from February 2014 to January 2015 and as Chairman from August 2012 to February 2014.  Her prior professional experience includes service as an Executive Vice President of First Fidelity Bank from 2008 to 2011, and as President, Greater OKC Metro Market, of SpiritBank from 2004 to 2008. Ms. Douglas was elected Mayor of the City of Edmond, Oklahoma in April 2009 and served for two consecutive terms. Ms. Douglas earned a Bachelor of Science degree in computer information systems from Oklahoma Christian University in 1983, and graduated from the University of Oklahoma College of Law in 1987. Ms. Douglas was the recipient of the Kate Barnard Award for Outstanding Public Service in Oklahoma, she is a three-time finalist for the Journal Record’s Woman of the Year, and has been named Oklahoma Christian University’s Distinguished Alumni for the College of Business. Ms. Douglas was also the recipient of the Energy Visionary Policy Leadership Award in October 2013. Additional experience, qualifications, attributes or skills that led to the conclusion Ms. Douglas should be re-elected to the Board include her:  legal expertise; knowledge of Oklahoma markets; and knowledge of the banking industry.

Mark W. Funke	Director Since 2012

Mr. Funke, age 60, was appointed President and Chief Executive Officer of Southwest effective October 1, 2012. Mr. Funke is actively engaged in the community and in national banking affairs. He currently serves on the American Bankers Association Government Relations Council. Previously, he served for 28 years with Bank of Oklahoma, most recently as Oklahoma City Market President and Manager of Government Relations. He serves on the boards of the Greater Oklahoma City Chamber of Commerce and the Oklahoma State Chamber of Commerce and its executive committee. He also serves on the boards of Allied Arts Foundation, Lyric Theatre of Oklahoma, Oklahoma Health Center Foundation, YMCA of Oklahoma City and Oklahoma Medical Research Foundation, where he is the Treasurer. Mr. Funke also serves on the board of United Way of Central Oklahoma. He served as city-wide Campaign Chair in 2010. He is a graduate of Leadership Oklahoma City Class VII and Leadership Oklahoma Class VIII.

Mr. Funke was awarded the Paragon award in 2002 by Leadership Oklahoma City, the Urban Pioneer award in 2008 from Oklahoma City’s Plaza District Association and the John Kirkpatrick Award from The Lyric Theatre in 2009. Additional experience, qualifications, attributes or skills that led to the conclusion Mr. Funke should be re-elected to the Board include his:   service as our President and Chief Executive Officer; knowledge of our geographical banking markets; and knowledge of the banking industry.

James M. Johnson	Director Since 2006

Mr. Johnson, age 57, has an MBA from Emory University and is a self-employed small business owner. He previously served for fourteen years as a supervisory analyst, financial analyst, and examiner of financial institutions with the federal Office of Thrift Supervision and its predecessor. Additional experience, qualifications, attributes or skills that led to the conclusion Mr. Johnson should be re-elected to the Board include his: current service as Chairman of the Directors’ Credit Committee of Bank SNB; training and experience as a federal financial institution regulator; business and finance training; and experience as a small business owner.

Larry J. Lanie	Director Since 2012

Mr. Lanie, age 73, retired on March 31, 2012 as President and Chief Executive Officer of FB Bancorp and Farm Bureau Bank, where he served since they were organized in 1998. He has 47 years of banking experience, including service as President and Chief Executive Officer of USAA Federal Savings Bank from 1983 through 1986, where he established its nationwide banking operations. He is a graduate of Oklahoma State University and is a member of the Board of Governors of the Oklahoma State University Foundation. Additional experience, qualifications, attributes or skills that led to the conclusion Mr. Lanie should be re-elected to the Board include his current service as Chairman of the Audit Committee; knowledge of our geographical banking markets; and knowledge of the banking industry.

James M. Morris II	Director Since 2014

Mr. Morris, age 64,  graduated from Oklahoma State University with a BS degree in Business Administration in 1973. He joined John Hancock Financial Services in 1973 and was appointed CEO of John Hancock’s Boston, MA based distribution system in May of 1999. In that role, Mr. Morris was in charge of sales and marketing for all life, annuity and long term care products. He also served as Chairman and CEO of John Hancock’s broker dealer, Signator Investors, Inc., as well as Chairman of Essex Co. and Essex National Securities, Inc. Mr. Morris retired in April 2004. Since retirement, Mr. Morris has invested in various closely held businesses, including Choice Capital Partners, River Ranch Resources LLC, Aspen Junction LLC, and InforcePro Corporation. He currently serves on the boards of directors of the Oklahoma Medical Research Foundation and the South Central US Chapter of the Multiple Sclerosis Society and is a recipient of the Maureen Reagan award for his work with the Alzheimer’s Association. Additional experience, qualifications, attributes or skills that led to the conclusion Mr. Morris should be re-elected to the Board include his current service as Chairman of the Governance Committee; investment and financial expertise; knowledge of Oklahoma markets; and knowledge of the financial services and banking industries.

Kayse M. Shrum, D.O.	Director Nominee

Dr. Shrum, age 43, earned her Doctor of Osteopathic Medicine degree from the OSU College of Osteopathic Medicine in 2001. She joined the medical school faculty at OSU Center for Health Sciences in 2002 and was named provost of the OSU Center for Health Sciences and dean of OSU College of Osteopathic Medicine in 2011. In 2013, she was promoted to her current position as president of OSU Center for Health Sciences. Dr. Shrum also holds the George Kaiser Family Foundation Chair in Medical Excellence and Service and the Saint Francis Health System Endowed Chair of Pediatrics and Professor of Pediatrics. She is active in a variety of professional and charitable organizations. She serves as chair-elect of the American Osteopathic Board of Pediatrics and as Vice President of the Oklahoma Osteopathic Association. She is a member of the boards of the Children’s Hospital Foundation at Saint Francis, Mercy Kids Ministry, Health Partners of Oklahoma, Oklahoma State University Medical Authority and Trust, and OSU Center for Health Systems Innovation, and serves on the PLICO Medical Malpractice Advisory Board. Dr. Shrum was named a finalist for the Journal Record’s 2015 Woman of the Year award and was inducted into Connors State College Athletic Hall of Fame in 2013. She received the Oklahoma Osteopathic Association’s Outstanding & Distinguished Service Award in 2014 and the Tulsa Mayor’s Commission on the Status of Women’s Pinnacle Award for Health in 2012. Additional experience, qualifications, attributes or skills that led to the conclusion Dr. Shrum should be elected to the Board include her: knowledge of the healthcare industry and knowledge of Oklahoma markets.

Russell W. Teubner	Director Since 2000

Mr. Teubner, age 59, has been Chairman of the Board since January 1, 2013. He is the founder and CEO of HostBridge Technology, LLC, a computer software company. The Stillwater Chamber of Commerce honored him as Citizen of the Year in 1992, Small Business Person of the Year in 1991-92, and Small Business Exporter of the Year in 1992-93. In 1993, he received the

Outstanding Young Oklahoman award given annually by the Oklahoma Jaycees. In 1997, Oklahoma State University (OSU) named Mr. Teubner as a recipient of their Distinguished Alumni award. During 1996 and 1997 he served on the Citizen's Commission on the Future of Oklahoma Higher Education. In 1998, he was inducted into the OSU College of Business Hall of Fame. Currently, he serves on the board of the OSU Center for Innovation and Economic Development. Mr. Teubner is a past director of the Oklahoma City branch of the Federal Reserve Bank of Kansas City. Additional experience, qualifications, attributes or skills that led to the conclusion Mr. Teubner should be re-elected to the Board include his:  service as Chairman of the Board of Directors; experience in the computer software industry; experience as an officer of a public company; entrepreneurial and consulting experience; and continuing director education focusing on corporate governance, compensation and audit committee matters, among others, at MIT, Harvard Business School, and Wharton.

EXECUTIVE OFFICERS

The following paragraph contains certain information about our executive officers other than Mr. Funke, whose biographical information is included under the heading “Director Nominees” above.

Joe T. Shockley, Jr., age 64, has served as the Company’s Executive Vice President and Chief Financial Officer since December 1, 2012. Mr. Shockley’s employment agreement contemplates a one-year term ending December 31, 2016, with automatic successive one-year terms thereafter. Prior to joining the Company, Mr. Shockley served as the Executive Vice President and Chief Financial Officer of BancFirst Corporation and as Corporate Secretary and a member of the Board of Directors of BancFirst from 1996 until his resignation on November 14, 2012. He also worked at Boatmen’s First National Bank of Oklahoma, where he served as the Tulsa Region President and Chief Financial Officer from 1991 to 1996 and as the Controller, Senior Financial Officer, and Executive Vice President from 1980 to 1991. From 2009 to 2015, Mr. Shockley served on the board of directors of PLICO, Inc., a medical liability insurance company in Oklahoma City, OK, where he also served as the Chairman of the Audit Committee and as a member of the Executive Committee. Mr. Shockley is a Certified Public Accountant. He served as Manager-Banking of Billups, Arnn & Mascho, CPAs from 1976 to 1980 and as Senior Auditor of Arthur Andersen & Co. from 1973 through 1976. Mr. Shockley earned his BBA degree in Accounting from the University of Oklahoma in 1973. Mr. Shockley is a member of the American Institute of CPAs, the Oklahoma Society of CPAs, and Financial Executives International.

Priscilla Barnes, age 59, has served as the Company’s Senior Executive Vice President and Chief Operating Officer, reporting to the President and Chief Executive Officer, since March 29, 2012. Ms. Barnes previously served as Executive Vice President and Chief Credit Officer for the Company, Bank SNB, and Bank of Kansas, beginning in July 2011, and Executive Vice President, Regulatory Risk Management. Ms. Barnes joined Bank SNB in 2005. She has thirty-five years of bank experience, including service as a banker, bank director, and federal banking regulator. Ms. Barnes was an Oklahoma State University Regent’s Distinguished Scholar and attended the Graduate School of Banking in Madison, Wisconsin.

Brent Bates, age 41, has served as the Company’s Executive Vice President and Chief Credit Officer since March 29, 2012. He previously served as Senior Vice President and Senior Credit Officer of Bank SNB. From 2003 until joining us in September 2011, Mr. Bates held various credit-related positions at Arvest Bank, Oklahoma City, OK, including Vice President and Manager of Commercial Credit Analysis, Commercial Workout Officer, and Senior Loan Review Officer. He also served nearly five years as a safety and soundness bank examiner for the Federal Reserve Bank of Kansas City as well as the Texas Department of Banking. Mr. Bates earned a bachelor’s degree in finance from the University of Oklahoma and graduated with honors from the Graduate School of Banking at Boulder, Colorado.

James D. Bygland, age 54, has served as the Company’s Executive Vice President and Chief Information Officer since July 11, 2013. Mr. Bygland manages aspects of the Information Technology, Deposit Operations, and Loan Operations Departments. From 1998 until joining us in July 2013, Mr. Bygland served as Chief Information Officer/Executive Vice President of West Coast Bancorp, Lake Oswego, Oregon. Mr. Bygland brings a successful and diverse background to our Company. In addition to his information technology responsibilities, Mr. Bygland managed deposit operations, electronic banking, retail customer call center, commercial customer support, loss prevention, project management and facilities. A graduate of the University of Nebraska, he has previously worked for major information technology and banking providers including Information Technology Inc., Fiserv, Sheshunoff Outsourcing Centers and Sheshunoff Consulting.

Gregg S. Jaynes, age 52, has served as the Company’s Executive Vice President and Chief Human Resources Officer since April 1, 2014. Prior to joining the Company, Mr. Jaynes served as the Chief Human Resources Officer of F&M Bancorporation for three years and spent 16 years as Senior Vice President of Human Resources at BOK Financial. Mr. Jaynes has 30 years of Human Resources experience with various financial institutions and a large insurance company. He began his career as a teller in the Washington, DC area, has a Bachelor of Science degree in Business Administration from Waynesburg University in Pennsylvania and is a Certified Compensation Professional. He has participated as a volunteer with charity organizations including Habitat for Humanity, United Way and A New Leaf.

Rusty LaForge, age 41, has served as the Company’s Executive Vice President and General Counsel since April 2, 2012. He most recently was an attorney with McAfee & Taft A Professional Corporation, serving as the practice group leader for the firm’s Banking and Financial Institutions practice group, where he concentrated on regulatory and transactional matters affecting banks, bank holding companies, and other financial firms. His career experience includes service as director of investor relations for Guaranty Financial Group and Guaranty Bank, Austin, Texas from May 2007 to August 2009, and as an attorney in the financial services section of the Bracewell & Giuliani LLP law firm. Mr. LaForge earned a bachelor’s degree in accounting from Oklahoma State University in 1998, and graduated from the University of Oklahoma College of Law in 2002. While in law school, he served as a Carl Albert Executive Fellow with the Oklahoma Department of Securities and as a judicial extern in the U.S. District Court of the Western District of Oklahoma. Mr. LaForge is a certified public accountant and a member of the Oklahoma Bar Association, the State Bar of Texas, and the American Bar Association. Mr. LaForge currently serves on the Parks Subcommittee of the Oklahoma City MAPS 3 Citizens Advisory Board, the Foundation for Oklahoma City Public Schools’ Board of Directors, the Oklahoma State University Foundation’s Board of Governors, the Oklahoma State University School of Accounting’s Advisory Board, and as a volunteer with Habitat for Humanity.

BOARD MEETINGS AND COMMITTEES

Southwest’s Board conducts its business through meetings of the Board and of its committees. The Board generally meets monthly and may have additional special meetings. The Board met 14 times during 2015. Each director in office on December 31, 2015 attended more than 75% of the total number of meetings held while such director was in office in 2015 of the Board and the committees on which he or she served.

The Board of Directors believes it is important for all directors to attend the Annual Meeting of shareholders in order to show their support for Southwest and to provide an opportunity for shareholders to express any concerns to them. Southwest has adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. Each director in office on the date of the meeting attended the 2015 annual meeting.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Separate Chairman of the Board and Chief Executive Officer

The position of Southwest’s Chairman of the Board and the office of its President and Chief Executive Officer are held by different persons. The Chairman of the Board, Russell W. Teubner, is an independent director and became Chairman on January 1, 2013, after twelve years of service on the Board. He is a member of the Governance Committee and an ex officio, non-voting member of the Audit and Compensation Committees.

The duties of the Chairman of the Board include providing strategic leadership and guidance; presiding at the meetings of the Board and executive sessions of independent directors; calling executive sessions and special meetings of the Board; establishing agendas for meetings of the Board and independent directors with advice from senior management and outside advisers; advising and consulting with the President and Chief Executive Officer, other executive officers, including Southwest’s senior risk officers, and the chairmen of the Audit, Compensation, and other Southwest standing committees regarding strategies, risks, opportunities, and other matters.

The President and Chief Executive Officer, Mark W. Funke, was appointed to those offices effective October 1, 2012. He is the principal management officer of Southwest, with responsibility for supervision of its executive and senior management and the operations of Southwest and its subsidiaries. His duties include developing strategic and tactical initiatives in consultation with other members of executive management and the Chairman of the Board; making recommendations regarding other members of executive management to the Board; and implementing approved strategic and tactical plans and initiatives.

We think separation of the two offices is the appropriate leadership structure for Southwest. We believe the division of duties is especially appropriate as legal and regulatory requirements applicable to the Board and its committees continue to expand, and help provide the appropriate levels of communication between the Board of Directors and executive management for Board oversight of Southwest and its management.

Risk Oversight and the Board

The Board of Directors as a whole is ultimately responsible for risk management oversight of Southwest. It is assisted by its committees, including the Audit Committee, the Compensation Committee, and the Governance Committee, whose duties are described below, as well as other committees, such as the Directors’ Credit Committee of Bank SNB,  our subsidiary bank, which is responsible for oversight of Bank SNB’s credit policies and risks, and the Company’s management-level Risk Management Committee, that meets at least quarterly and reports directly to the Audit Committee.  While other Board-appointed committees may have primary oversight of certain risks, the Audit Committee is charged with oversight of all risks on an enterprise wide basis. These committees regularly provide reports of their activities and conclusions to the full Board for discussion and acceptance.

The Chairman of the Board and the President and Chief Executive Officer address risk matters at the regular Board meetings. In addition to Mr. Funke, other members of senior management, including senior risk officers, regularly provide reports directly to the Board of Directors in the Board meetings.

Audit Committee

Southwest’s Audit Committee has adopted a written charter, which has been approved by the Board of Directors.  A copy of this charter is available on the governance area of Southwest’s website—www.oksb.com. Current members are David S. Crockett Jr., Steven C. Davis, Patrice Douglas, and Larry J. Lanie (Chairman).  Russell W. Teubner, Chairman of the Board of Directors, is an ex officio, non-voting member of the Audit Committee. The Audit Committee met 17 times in 2015.

The Audit Committee of the Board oversees and reports to the Board of Directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of the registered public accounting firm engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm, and performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act and related regulations (the “FDIA”), the listing standards of the NASDAQ Stock Market, Inc. (the “Listing Standards”), enterprise risk management, and its charter. In addition, the committee, as directed by the Board, investigates and reports to the Board with respect to specific matters involving financial reporting, financial accounting, conflicts of interest, internal controls, and compliance with laws and regulations relating to such matters. The committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, retention, evaluation, termination, and oversight of the work of any independent auditor employed by Southwest for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the committee. The committee is responsible for the resolution of any disagreements between management of Southwest and the independent registered public accounting firm regarding financial reporting. All members of the committee are “independent” as defined in applicable law, regulations of the SEC, the FDIA, and the Listing Standards. Members of the committee also meet all other applicable requirements of the SEC, FDIA, and the Listing Standards for financial, accounting, or related expertise. The Board has determined that Mr. Crockett qualifies as an audit committee financial expert under the Listing Standards and applicable securities regulations. Under SEC regulations and Southwest policy, the identification of a person as an audit committee financial expert does not impose on such person any duties, obligations, or liability greater than those to which he or she otherwise is subject as a member of the Audit Committee and the Board of Directors.

Compensation Committee

Southwest’s Compensation Committee charter has been approved by the Board of Directors and is available in the governance section of Southwest’s website—www.oksb.com.  Current members are John Cohlmia (Chairman), James M. Johnson, and James M. Morris II. Russell W. Teubner, Chairman of the Board of Directors, is an ex officio, non-voting member of the Compensation Committee. All members of the committee are independent directors within the meaning of the Listing Standards, and may not have any interlocks of the type described below. The Compensation Committee met 5 times in 2015.

The Compensation Committee of the Board reviews Southwest’s compensation policies and programs and makes recommendations to the Board based on these reviews; reviews and recommends Chief Executive Officer (“CEO”) compensation to the Board for its approval; reviews the CEO’s recommendations about other executive officers’ compensation and makes recommendations to the Board based on these reviews; reviews and recommends changes in director compensation to the Board; assists in developing and determining executive management incentive plan awards and stock based awards to eligible officers; reviews and recommends employment agreements, including change-in-control agreements; reviews Southwest’s incentive compensation plans to ensure they do not encourage excessive risk; performs the other duties of the committee specified by federal banking and securities laws and regulations and the Listing Standards; and, as directed by the Board, investigates and reports to the Board with respect to specific matters involving compensation and benefits.

The committee is advised by an independent third-party compensation consulting firm and by Southwest’s outside legal counsel. The committee may delegate to the appropriate officers of Southwest the responsibility for executing and delivering agreements and documents approved by the committee. The CEO is not present during deliberation of his compensation by the committee or the Board. The compensation of other Named Executive Officers is recommended by the CEO and the committee and ultimately determined by a vote of the independent directors in connection with the annual budget process.

Compensation Committee Interlocks

None of the members of the Compensation Committee has ever been an officer or an employee of the Company or its subsidiaries. During the fiscal year ended December 31, 2015, none of our executive officers served on the board of directors, or on the compensation committee of the board of directors, of any entities whose executive officers serve on our Board.

Governance Committee

Southwest’s Governance Committee serves as its standing nominating committee. The committee’s charter has been approved by the Board of Directors and is available in the governance section of Southwest’s website www.oksb.com. Current members of the Governance Committee are James M. Morris II (Chairman), James M. Johnson, and Russell W. Teubner. All members of the committee are independent directors within the meaning of the Listing Standards. The Governance Committee met two times in 2015.

The Governance Committee is responsible for recommending to the Board of Directors whether or not to nominate each director whose term expires at the next annual meeting of shareholders and for identifying and recommending to the Board of Directors persons to be nominated as new directors of Southwest. In fulfilling these duties the Governance Committee considers whether or not the director meets the minimum criteria for Board membership based upon the director’s honesty, integrity, reputation in his or her community, existence of any actual or potential conflicts of interest, past service as director, and other factors it deems appropriate. In addition to the minimum standards, the Governance Committee intends to ensure that at least one director has the knowledge, training, and experience to qualify as an audit committee financial expert. The Governance Committee also may consider other knowledge, training, experience, ownership of Southwest common stock, and other factors when making recommendations for nominees to the Board of Directors. The Governance Committee’s decisions are made based on the person’s expected contributions to the Board of Directors in furtherance of the interests of shareholders and regardless of gender, race, ethnicity, national origin, age, or religion.

The Governance Committee is also responsible for considering persons recommended for nomination as directors by shareholders, other directors, and officers. It is Southwest’s policy that no shareholder nomination or recommendation need be considered unless the committee determines, in its good faith discretion, that (i) the manner and substance of the recommendation or nomination and the related information and materials provided in connection with the recommendation or nomination comply with the procedural and substantive requirements of Southwest’s Certificate of Incorporation, Bylaws, and state and federal law, and (ii) if elected, the person recommended or nominated may lawfully serve on the Board. Shareholders may submit recommendations for director candidates for consideration by the Governance Committee to the Secretary by first class mail. Please also see “Shareholder Proposals and Communications” on page 32 of this Proxy Statement.

DIRECTOR INDEPENDENCE

The Board of Directors has affirmatively determined that all Directors and Director Nominees other than Mr. Funke are independent under the Listing Standards. Those independent directors are:

James E. Berry II	Steven C. Davis	James M. Morris II
Thomas D. Berry	Patrice Douglas	Kayse M. Shrum, D.O.
John Cohlmia	James M. Johnson	Russell W. Teubner
David S. Crockett, Jr.	Larry J. Lanie

Director Independence Standards

In general, an independent director means a person, other than a person having a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the following persons are not independent:

(i)A person who is now or during the last three years has been an officer or employee of Southwest or of any parent or subsidiary of Southwest;

(ii)A person who accepted, or who has a family member who accepted, any payments in excess of $120,000 from Southwest or any parent or subsidiary of Southwest during the current fiscal year or in any of the three preceding fiscal years, excluding the following payments:

(A)Compensation for Board or committee service;

(B)Payments arising solely from investment in Southwest’s securities (e.g. dividends);

(C)Compensation to a family member who is a “non-executive employee”;

(D)Benefits under a tax-qualified retirement plan or “non-discretionary compensation”; and

(E)Loans permitted under Section 13(k) of the Securities Exchange Act of 1934 (the “Act”), which, in general, include loans made in accordance with regulations governing loans between banks and their directors.

(iii)A director who is a family member of a person who is, or at any time during the past three years was, employed as an executive officer by Southwest or of any parent or subsidiary of Southwest;

(iv)A director who is, or who has a family member who is, a partner, controlling shareholder, or executive officer of any organization to which Southwest made, or from which Southwest received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in Southwest’s securities, or (ii) payments under non-discretionary charitable contribution matching programs;

(v)A person who is, or who has a family member who is, an executive officer of another entity at which any of the executive officers of Southwest have served on the compensation committee of the other entity; or

(vi)A person who is, or who has a family member who is, a current partner of Southwest’s outside auditor, or who was a partner or employee of Southwest’s outside auditor who worked on Southwest’s audit at any time during the past three years.

Additional Independence Standards for Members of the Audit Committee

Each member of the Audit Committee must meet the independence standards summarized above. In addition, none of the following is considered independent for purposes of Audit Committee membership:

(i)A person who currently accepts, directly or indirectly, any consulting, advisory, or other compensatory fee from Southwest or from any subsidiary of Southwest, other than fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Southwest if such compensation is not contingent in any way on continued service with Southwest or any subsidiary of Southwest; or

(ii)A person who is an affiliated person of Southwest or any subsidiary of Southwest. Affiliated persons are persons who directly or indirectly control Southwest, including, but not limited to, persons who are executive officers of Southwest or a subsidiary of Southwest, a director who is also an employee of Southwest or a subsidiary of Southwest, and a general partner or management member of a subsidiary of Southwest. Affiliated persons do not include persons who do not beneficially own 10% or more of any class of voting securities of Southwest or a subsidiary of Southwest and who are not executive officers of Southwest or a subsidiary of Southwest.

The Board of Directors of Bank SNB, an Oklahoma state banking corporation (“Bank SNB”), Southwest’s banking subsidiary, also has determined that each member of Bank SNB’s Audit Committee, which has the same membership as the Southwest Audit Committee, is independent of management, based upon consideration of whether the director is or has been an officer or employee of Bank SNB or any of its affiliates; serves or served as a consultant, advisor, promoter, underwriter, legal counsel, or trustee of or to Bank SNB or any of its affiliates; is a relative of an officer or other employee of Bank SNB or any of its affiliates; holds or controls or held or controlled, direct or indirect financial interest in Bank SNB or any of its affiliates; or has outstanding extensions of credit from Bank SNB or any of its affiliates, among other factors the Board deems relevant. A director is not considered independent of management if such director is, or has been within the preceding year, an officer or employee of Bank SNB or any of its affiliates, or owns or controls, or has owned or controlled within the preceding year, securities representing 10% or more of any outstanding class of voting securities of Bank SNB.

Additional Independence Standards for Members of the Compensation Committee

Each member of the Compensation Committee must meet the independence standards summarized above. In addition, no member of the Compensation Committee may accept, directly or indirectly, any consulting, advisory or other compensatory fee from Southwest or any subsidiary thereof.

Executive Sessions

Independent directors have regularly scheduled meetings at which only independent directors are present. In 2015, there were 11 executive sessions of the Board of Directors. Executive sessions are presided over by the Chairman of the Board, who is an independent director.

DIRECTOR COMPENSATION

During 2015, the independent members of our Board of Directors received the following cash compensation:

•     an annual retainer of $20,000;

•     a meeting fee of $750 per Board meeting and $300 per Committee meeting if held on the same day as a Board meeting and $600 if the Committee meeting is not held on the same day as a Board meeting;

•     an additional annual retainer of $13,000 for the Chairman of the Board;

•     an additional annual retainer of $6,000 for the Chairman of the Audit Committee;

•     an additional annual retainer of $4,500 for the Chairman of the Compensation Committee;

•     an additional annual retainer of $4,500 for the Chairman of the Governance Committee; and

•     an additional annual retainer of $4,500 for the Chairman of Bank SNB’s Directors’ Credit Committee.

Mark Funke, our President and CEO, does not receive any fees for serving on our Board of Directors.

Our directors are also eligible to receive non-incentive stock options and other stock based awards under our 2008 Stock Based Award Plan. We believe equity compensation is an important part of director compensation. Equity grants appropriately link the directors to the shareholders they represent. Director equity grants are awarded in December of the year in which the service was performed to appropriately link the payment and disclosure of director compensation amounts to the year in which the service was performed. As such, on December 15, 2015, we granted restricted stock awards of 700 shares to each of Messrs. James E. Berry, II, Thomas D. Berry, John Cohlmia, David S. Crockett Jr.,  James M. Johnson, Larry J. Lanie, James M. Morris II,  and Russell W. Teubner, 525 shares to Ms. Patrice Douglas, and 175 shares to Mr. Steven C. Davis. The closing market price of our common stock on the day of grant was $17.47 per share. These grants were made for 2015 board service and have a one-year, time-based vesting requirement attached to the grant.

The following table summarizes compensation for each person who was a member of Southwest’s Board of directors during 2015.

	Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
	James E. Berry, II	$35,000	$12,229	$47,229
	Thomas D. Berry	38,300	12,229	50,529
	John Cohlmia	44,000	12,229	56,229
	David S. Crockett, Jr.	38,900	12,229	51,129
	Steven C. Davis	9,050	3,057	12,107
	Patrice Douglas	26,833	9,172	36,005
	James M. Johnson	44,000	12,229	56,229
	Larry J. Lanie	52,100	12,229	64,329
	James M. Morris II	43,850	12,229	56,079
	Marran H. Ogilvie (2)	10,267	-	10,267
	Russell W. Teubner	62,100	12,229	74,329

(1)	The amounts shown in this column reflect the dollar amounts of the aggregate grant date fair value of restricted stock awards granted in 2015 for the named Directors in accordance with SEC rules.
(2)	Ms. Ogilvie did not stand for re-election at the 2015 annual meeting of shareholders.

We annually conduct a peer group compensation analysis of director compensation. The compensation review utilizes the same peer group as the annual executive compensation review (the specific peers are identified later in this document). This market compensation study is conducted by Blanchard Consulting Group, the Compensation Committee’s independent third party consultant and the study reviews such items as total director compensation, average director compensation, board structure, board and committee meeting fees, number of board and committee meetings, committee and board chair fees, and breaks down cash and equity compensation as a percentage of total compensation. The Compensation Committee utilizes the findings from this study to assess the appropriateness of its current director compensation practices as compared to peer group market data. We do not make decisions based solely on these market studies. We believe it is appropriate to review the competitive marketplace and then make decisions based on the philosophy, current situation and needs that are unique to Southwest. Southwest generally targets director compensation between the 50th and 75th percentiles of its peers for an average director. However, portions of the director compensation package are dependent on the number of meetings that are held. Thus, we acknowledge that director compensation may be higher or lower in certain years based on the board or various committees’ meeting needs for that year. Our general philosophy surrounding director compensation is that Southwest is paying for the time and expertise of our qualified independent directors.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The shares of our common stock that were beneficially owned on the Record Date by each person who is a director nominee or was a director or NEO on that date and by all directors and executive officers as a group are shown below.

	Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding (2)
	Mark W. Funke	254,153	1.30%
	Joe T. Shockley, Jr.	47,248	*
	Priscilla Barnes	33,631	*
	Brent Bates	20,740	*
	Rusty LaForge	24,011	*
	James E. Berry, II	199,470	1.02%
	Thomas D. Berry	77,318	*
	John Cohlmia	14,787	*
	David S. Crockett, Jr.	15,712	*
	Steven C. Davis	234,861	1.20%
	Patrice Douglas	525	*
	James M. Johnson	15,620	*
	Larry J. Lanie	9,950	*
	James M. Morris II	32,250	*
	Kayse M. Shrum, D.O.	-	*
	Russell W. Teubner	185,330	*
	All Directors and Executive Officers as a Group (18 persons)	1,200,035	6.15%

	* Less than one percent of shares outstanding
(1)

Beneficial ownership is defined by rules of the SEC and includes shares that the person has or shares voting or investment power over and shares that the person has a right to acquire within 60 days from March 1, 2016.

(2)

In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of March 1, 2016.

OWNERS OF MORE THAN 5% OF SOUTHWEST’S COMMON STOCK

Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by persons who have filed these reports reporting beneficial ownership that exceeds 5% of Southwest’s outstanding common stock on March 1, 2016.

	Name		Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding (2)
	Polaris Capital Management, LLC	(3)	1,496,019	7.67%
	Dimensional Fund Advisors LP	(4)	1,423,156	7.29%
	Endeavour Capital Advisors Inc.	(5)	1,272,074	6.52%
	BlackRock Inc.	(6)	1,220,537	6.26%

(1)

Beneficial ownership is defined by rules of the SEC and includes shares that the person has or shares voting or investment power.  A decision to disclaim beneficial ownership or to include shares held by others is made by the shareholder, not by Southwest.

(2)	Calculated by Southwest based upon shares reported as beneficially owned by the listed persons and shares of Southwest common stock outstanding on March 1, 2016.
(3)	The address of Polaris Capital Management, LLC is 121 High Street, Boston, MA 02110.
(4)	The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(5)	The address of Endeavour Capital Advisors Inc. is 410 Greenwich Avenue, Greenwich, CT 06830.
(6)	The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10022.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes our compensation philosophy, components, goals, processes, and methodologies for determining executive compensation for our NEOs.

The Compensation Committee, our CEO, and the full Board of Directors have important roles in the process of establishing executive officer compensation. The Compensation Committee regularly engages a compensation consulting firm to provide independent compensation advice, relevant market data, and detailed analysis of such data. The independent third-party consultants are engaged by and report directly to the Compensation Committee and do not perform other work for us or our management outside of compensation consulting services.

The Compensation Committee monitors the results of the advisory “say-on-pay” proposal vote and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. A vast majority (94.6%) of our shareholders approved the compensation programs described in our proxy statement in 2015; therefore the Compensation Committee did not implement any significant changes to our executive compensation programs during the 2015 calendar year.  Any changes made during the 2015 calendar year are disclosed in this section.

For compensation details, please refer to the Summary Compensation Table, which summarizes compensation earned by or awarded to our Named Executive Officers for the last three years, and to the detailed compensation disclosures under the heading “Executive Compensation” beginning on page 23.

Philosophy and Guiding Principles

We recognize that the ability to retain and recruit highly-qualified executive officers is critical to the achievement of our annual and long range goals. Our executive compensation philosophy is intended to accomplish the following:

"	Maintain a compensation program that will enable the Company to attract and retain top level talent that will support the Company’s current and long-term growth goals.
"	Provide incentive opportunities (both cash and equity) for executive leadership that will be strongly tied to the performance of the organization.
"	Have a compensation program that balances the needs for long-term earnings, a high quality balance sheet that emphasizes strong credit quality and assets, and positive shareholder returns.
"

Promote retention and long-term value within executive leadership by having a significant portion of compensation paid in equity that vests over time and is linked to the long-term return provided to shareholders.

The Compensation Committee believes in a pay for performance culture that incorporates a balance between driving performance and not promoting excessive risk taking. Our incentive programs for the CEO and other NEOs are designed to have the appropriate balance between short-term and long-term rewards. Additionally, we focus on ensuring that our compensation programs contain appropriate risk profiles (i.e., they do not promote excessive risk taking that could be detrimental to our long-term financial health). We have performed risk reviews on all of our incentive compensation programs and will continue to conduct periodic risk reviews in future years. Our Compensation Committee has determined that our current incentive compensation programs do not promote excessive, inappropriate, or unnecessary risk taking that could be detrimental to our long-term health.

Our Compensation Committee believes it is important to have a portion of the NEOs’ compensation linked to the long-term performance of the Company and to shareholder returns. We want our NEOs to be shareholders of the Company and we want their compensation to have a variable portion that is tied to the long-term success of our organization. We believe granting and using equity compensation is an appropriate method to link executive compensation to shareholder returns. Because we want our NEOs to be shareholders, we impose significant minimum equity holding requirements on our NEOs. Our CEO is required to hold equity in the Company equal in value to at least three (3) times his annual base salary. Our NEOs, other than our CEO, are required to hold equity in the Company equal in value to at least one (1) times the NEO’s annual base salary.

We intend that total compensation and each of its components be market competitive and consistent with our short and long-term performance goals. The Compensation Committee annually reviews compensation data from a public peer group of approximately twenty similarly asset sized and geographically located banking organizations and supplements this peer group data with banking survey compensation data. The specific peer group utilized in 2015 is provided later in this document. This market data is provided by the Committee’s independent compensation consultants. The Committee uses this market data to understand the competitive environment, but ultimately makes decisions based on the current needs and compensation philosophy of the Company.  Compensation of our CEO and NEOs has a portion that is contingent upon both our annual and long-term performance.

The CEO does not participate in the deliberation of his compensation, but provides recommendations for the other NEOs to the Compensation Committee.

The components of total compensation are (a) base salary compensation, (b) annual cash incentive compensation, (c) equity incentive compensation in the form of stock based awards, and (d) executive retirement programs and perquisites. A detailed discussion of each of these individual compensation components begins in the bullet points below.

"

Base Salaries – From a long-term perspective the Company targets the median (50th percentile) of the market for base salaries of NEOs who are fully functioning and performing in their respective roles. However, the current philosophy for the Company is to pay above the median for NEO base salaries as the Company has needed to attract and retain a  leadership team that will drive the Company to meet its growth and return goals in the upcoming years.

"

Cash Incentives – The Company believes annual cash incentives/bonuses should be a part of the total compensation package. These cash awards should be based primarily on Company performance at the executive level, but some individual/department components may be utilized where appropriate. The cash incentives amounts are designed to be market competitive, but are not designed to provide large “upside” for short-term performance.

"

Equity Incentives – The Company believes strongly in the use of equity incentive compensation. The primary equity vehicle that is used currently at the executive leadership level is restricted stock with multi-year vesting requirements. The Company wants executive leadership to be rewarded for providing long-term value and returns to shareholders. The equity-based incentive goals should be primarily Company focused.  The Company also wants to drive retention and long-term value amongst the NEOs so vesting requirements and ownership requirements are a part of the equity incentive plan. The Company believes in providing above market equity awards for above market performance and market competitive awards for at market performance.

"

Retirement Programs & Perquisites – Currently, the Company does not place a large emphasis in the areas of retirement compensation or perquisites. The Company offers a 401(k) and voluntary deferred compensation program, but they are not a primary focus for executive compensation. Although retirement programs and perquisites currently represent only a small portion of the total executive compensation package, this could change in the future.

 Further, steps have also been taken to ensure executives’ interests are aligned with shareholders’ interests by instituting stock ownership requirements and clawback provisions. Both policies were in place for the entire 2015 calendar year. The Board may make exceptions to these principles if it is determined to be necessary/appropriate. (See “Board of Directors and Compensation Committee Discretion; Adjustments” on page 20.) We and our subsidiaries are equal employment opportunity employers.

Base Salary Compensation (Salary)

The base salary of our NEOs is typically reviewed annually during the first quarter, and any changes are made effective on April 1st. Base salary compensation is intended to provide a predictable and stable source of income over the year but is subject to increase or decrease at the discretion of the Board.

The base salary of our CEO is approved by the Board based upon the recommendation of the Compensation Committee. The base salary levels of our other NEOs are recommended and established based upon the recommendations of our CEO and the Compensation Committee approves these base salaries in connection with approval of the annual budget. The Compensation Committee and the CEO utilize the data from our independent consulting reports and consider the executive’s responsibilities, qualifications, experience, performance, and internal pay equity when making decisions.

The long-term goal of the Compensation Committee is to maintain the annual base salary level for the CEO and other NEOs at a level comparable to the median of the peer group/market data. However, in recent years the Compensation Committee has deemed it appropriate in certain situations to provide a salary level above the peer group median level to attract and retain executives.  The intent of the Compensation Committee is that the executives with above market annual base salaries will not receive significant base salary increases until such time as peer group market data, internal performance, and Company growth supports such increases. In 2015, a few NEOs received one-time salary adjustments to account for the discontinuance of car allowances they had previously received.  This is the primary reason that any NEO received a salary increase in excess of approximately 3% of salary in 2015.  The table on the following page discloses the specific salary adjustments for each NEO.

Base salaries and adjustments for our NEOs  during 2015 are shown in the following table.

		Base Salary (1)		Increase
	Name and Position	2015	2014	Amount	Percentage
	Mark W. Funke	$465,000	$425,000	$40,000	9.41%
	President and
	Chief Executive Officer
	Joe T. Shockley, Jr.	309,000	300,000	9,000	3.00%
	Executive Vice President and
	Chief Financial Officer
	Priscilla Barnes	339,000	330,000	9,000	2.73%
	Senior Executive Vice President and
	Chief Operating Officer
	Brent Bates	244,000	223,750	20,250	9.05%
	Executive Vice President and
	Chief Credit Officer
	Rusty LaForge	241,500	223,750	17,750	7.93%
	Executive Vice President and
	General Counsel
(1)	Effective at year-end

Annual Cash and Equity Incentive Compensation

The Compensation Committee considers annual cash and equity incentive compensation critical to the alignment of executive compensation with the creation of shareholder value. Cash incentives could consist of annual cash incentives or discretionary cash bonuses. Equity incentive compensation could consist of grants of stock appreciation rights, restricted stock, performance shares or stock options. Equity incentive compensation is designed to focus executives on our long-term success, as reflected by goals that focus on increases to our stock price, growth in our earnings per share, maintenance of a high quality balance sheet that emphasizes solid credit quality and assets, and other elements that may vary from year to year.

Chief Executive Officer

Annual Incentive Compensation

Pursuant to the terms of the employment agreement with our CEO, Mark W. Funke, 50% of the CEO’s annual bonus opportunity (which is currently defined as 100% of his base salary) is subject to the following specific performance conditions:

(1) the Company and Bank SNB not having a Classified Asset Ratio greater than 35%  at year end.

(2) the Company and Bank SNB not being under any memorandum of understanding or formal agreement with any regulator; and

(3) Total shareholder return for the applicable calendar year falling within the top twenty-fifth (25th) percentile (i.e. above the 75th percentile) of total shareholder returns for banks in a mutually agreed upon peer group; provided, however, with respect to any applicable calendar year, if the only criterion precluding payment of the portion of the Annual Bonus subject to these conditions is this total shareholder return condition and the Company total shareholder return for the calendar year is between the top twenty-fifth (i.e. 75th percentile ranking) and top fiftieth (50th) percentile, then a percentage of the portion of the Annual Bonus subject to these conditions will be payable. The percentage payable shall be four percent (4%) multiplied by the number of whole numbers above the top fiftieth (50th) percentile ranking that the Company achieves for its total shareholder return.

2015 Results:  For 2015,  both criteria (1), Classified Asset Ratio, and criteria (2), no regulatory agreements, as described above, were met.  However, for calendar year 2015, the Company ranked below the top 50th percentile compared to its peers for total shareholder return.  Because criteria (3), total shareholder return, was not in the top 50th percentile, Mr. Funke earned zero percent (0%) of his annual bonus under this portion of his annual bonus opportunity.  This resulted in a payment of zero dollars ($0) for 2015 under this part of his annual bonus plan.

The remaining 50% of the CEO’s annual bonus opportunity is subject to such performance measures as may be established by the Compensation Committee. For 2015,  the Compensation Committee determined that this 50% would be broken down as follows:

(1)	25% was based on net income levels with pre-determined minimum, target, and maximum levels (shown later in this section);
(2)	15% was based on criticized and classified asset levels with a minimum, target, and maximum level (not disclosed for confidentiality purposes); and
(3)	10% was based on personal goals established by the Compensation Committee with a maximum rating of 100%.

The Company achieved 113% of the targeted amount of net income for 2015, which resulted in a payout equal to 14.125% of salary for Mr. Funke.  The criticized and classified asset levels exceeded the maximum performance level, which resulted in the full 15% of salary being earned under this metric.  The personal goals were determined to be achieved at a rating of 100%, which resulted in the full 10% of salary being earned under this metric.  The specific personal goals achieved by the CEO during 2015 to achieve the 100% rating on his personal goals included continued progress on the strategic plan, development of a strong credit environment throughout the organization, hiring and building a strong leadership team, restructuring the commercial lending department, and continuing to build a strong balance sheet.

2015 CEO Annual Incentive Compensation Payout:  As described above, Mr. Funke earned a total of 39% of his base salary in annual performance-based incentive compensation in 2015. The amount was paid in early 2016 and was paid 60% in the form of restricted stock with a three-year cliff vest and 40% in cash.

2015 Additional Discretionary Bonus Payout:  In addition to the performance-based incentive compensation amount earned for 2015 performance by the CEO, the Compensation Committee determined that it was appropriate for 2015 to provide the CEO with an additional discretionary bonus.  This bonus was determined to be equal to $140,000 (which was approximately 30% of salary) and was paid 70% in the form of restricted stock with a three-year cliff vesting period and 30% in cash.  This discretionary bonus was attributed to the successful completion and smooth transition surrounding the acquisition of First Commercial Bancshares, Inc.  This acquisition was unforeseen at the beginning of the 2015 calendar year when incentive plans were developed, so the Committee felt it was appropriate to provide the CEO with this additional discretionary bonus as recognition for the successful completion of this acquisition.

Performance Stock Awards

Total Shareholder Return

Pursuant to the terms of our employment agreement with our CEO, Mark W. Funke, on February 26, 2013, Mr. Funke was granted a one-time performance award entitling him to earn up to 138,600 shares of Company common stock through December 31, 2016 based upon the total shareholder return of the Company. The table below sets forth the number of shares that can be earned in each year during the performance period, in addition to the prior level of shares earned, upon reaching each additional specified total shareholder return target:

Total Shareholder Return	Performance Shares Earned
20%	3,850
30%	7,700
40%	11,550
50%	15,400
60%	19,250
70%	23,100
80%	26,950
90%	30,800

Total shareholder return is measured from August 30, 2012, the date of Mr. Funke’s employment agreement.  Once a particular total shareholder return performance measure has been met, Mr. Funke is not eligible to earn the performance shares again even if the Company achieves successive total shareholder returns at or above the threshold level in successive years.  Performance shares that are earned are issued and held in escrow subject to a three-year vesting period based on Mr. Funke’s continued employment.

2013 Performance Results:  In 2013, as a result of the Company’s 53% total shareholder return from the date of Mr. Funke’s employment agreement through the date of the Company’ release of its financial results for the fourth quarter of 2013, Mr. Funke earned the maximum 34,650 shares that he was able to earn in 2013 under this total shareholder return measure (3,850 shares for reaching 20%, plus 7,700 shares for reaching 30%, plus 11,550 shares for reaching 40%, plus 15,400 shares for reaching 50%, which totaled 38,500 shares, but the total number of performance shares issuable to Mr. Funke based on total shareholder return was capped at 34,650 shares for 2013 per his employment agreement).

2014 Performance Results:  For 2014, the Company achieved 45% total shareholder return from the date of Mr. Funke’s employment agreement through the Company release of financial results for the fourth quarter of 2014. As such, no additional shares were earned by Mr. Funke under this total shareholder return measure in 2014.

2015 Performance Results:  For 2015, the Company achieved 49% total shareholder return from the date of Mr. Funke’s employment agreement through the Company release of financial results for the fourth quarter of 2015. As such, no additional shares were earned beyond the shares that were already earned for 2013 performance as described above and in the 2014 and 2013 proxy statements. Thus, no shares were earned by Mr. Funke under this total shareholder return measure in 2015.

Return on Average Equity

Pursuant to the terms of his employment agreement, on February 24, 2015 Mr. Funke was granted an annual performance stock award entitling him to earn up to 14,400 shares of the Company’s common stock based on the Company’s return on average equity in 2015. The table below sets forth the number of shares that will be earned upon reaching specified return on average equity targets:

Return on Average Equity	Performance Shares Earned
7.0%	3,600
7.5%	5,400
8.0%	7,200
8.5%	9,000
9.0%	10,800
9.5%	12,600
10.0%	14,400

2015 Performance Results:  Performance shares that are earned are issued and held in escrow subject to a three-year vesting period based on Mr. Funke’s continued employment. The Company’s return on average equity for 2015 was below 7%; therefore, Mr. Funke did not earn performance shares for 2015 under this return on average equity measure.

Named Executive Officers (Excluding CEO)

In late 2012, the Compensation Committee approved our Senior Management Incentive Plan. This plan was first utilized in calendar year 2013.  In 2015, the plan was renamed the Executive Leadership Team Incentive Plan (“ELT Incentive Plan”).  The ELT Incentive Plan is based upon performance during a calendar year. The Company’s Chief Executive Officer selects the employees who are eligible to participate in the ELT Incentive Plan each year. The Company’s NEOs (excluding the CEO) are all ELT Incentive Plan Participants.

The ELT Incentive Plan provides annual incentive awards to eligible Plan Participants based on the achievement of a combination of predetermined Company, department, and/or individual performance criteria. The specific goals, weightings and award opportunity levels at threshold, target, and maximum for each plan participant are determined annually by the Compensation Committee of the Board with advice provided by the CEO, and subject to approval by the Board.

No awards are payable under the ELT Incentive Plan unless the Company meets a minimum net income performance level. In addition, no awards will be made with respect to any Company-wide performance criteria unless a minimum credit quality metric is also met. The Compensation Committee required that both a minimum net income and a minimum credit quality “hurdle” be included in the ELT Incentive Plan. The net income hurdle ensures incentives are only paid if the Company can afford to pay them and the credit quality hurdle places an appropriate emphasis on credit quality. The Compensation Committee wants to reward ELT Incentive Plan Participants for strong Company financial performance, but it also wants to ensure that the performance is created within a strong credit environment. If the Company credit quality ratios fall below acceptable levels, the Company-wide portion of the potential award (which constitutes 90% of the total award potential of the ELT Incentive Plan) will not be earned/paid. This requires the Company’s executive management to balance the desire for earnings with the need for good credit quality. If the minimum credit quality performance metric is not met, participants may still be eligible to receive payouts related to their department, discretionary, and/or individual performance objectives, so long as the Company achieves the minimum net income performance in the given year.  Payouts under this plan are also only made if the Company is not subject to any formal supervisory action or memorandum of understanding (MOU) related to asset quality, earnings, or capital.

For 2015, the minimum net income performance level was set at $15.4 million and the minimum credit quality metric provided that criticized and classified assets as a percentage of capital could not exceed a maximum percentage. Both the minimum net income performance level and the minimum credit quality metric were met in 2015.  Additionally, the Company was not under any supervisory action or MOU.

Award amounts payable to participants achieving performance objectives are calculated as a proportion of threshold, target, and maximum award levels. Each participant earns a payout percentage that is multiplied by his/her eligible salary level to create the actual incentive award amount. For 2015, the threshold payout percentage was 0%, the target payout percentage was 50%, and maximum payout percentage was 100% of eligible salary. The performance objectives are weighted such that a certain percentage of the total potential award is payable for meeting each specific performance criteria. For 2015, each ELT Incentive Plan Participant’s award was weighted such that 50% of the total potential award was tied to Company-wide and personal performance objectives and 50% of the total potential award was tied to company performance versus peer.  The Company-wide and personal performance portion was split 80% on the Company-wide goals and 20% on the personal goals.

The following table describes the Company-wide threshold, target and maximum award levels, and the actual performance level, applicable to all ELT Incentive Plan Participants in 2015, which included each of the NEOs other than the CEO.  Any awards earned under this portion of the ELT Incentive Plan may be paid up to 50% in the form of restricted stock at the discretion of the Compensation Committee and the remainder will be paid in cash.  For 2015, the Compensation Committee decided to pay 50% in restricted stock and 50% in cash for each of the ELT Incentive Plan participants which included all NEOs except for the CEO.  The specific amounts for each individual NEO are shown later in the Summary Compensation Table and ranged from approximately 36% of salary to 38% of salary under the Company-wide and personal performance portion of the ELT Incentive Plan.

Company-Wide Goal Weight	Criteria	Threshold	Target	Max	Actual Performance
25%	Net Income	$15,400,000	$17,100,000	$20,500,000	$17,407,000
15%	Criticized & Classified Assets as a % of Capital	(1)	(1)	(1)	Above Maximum
10%	Personal Goals	50%	75%	100%	Between 85% and 95%, depending on the NEO

(1)

The Company does not disclose information regarding amounts of criticized and classified assets. Such information is highly confidential and would put the Company in a competitive disadvantage if it were disclosed to the public.

The following table describes the Company performance versus peer metrics at threshold, target, and maximum award levels, and the actual performance level of the Company versus peers for 2015.  In early 2016, it was determined that a few of the peer organizations had not reported their EPS growth or non-performing asset numbers.  The Compensation Committee determined that it would assess the peer group performance as of February 22, 2016 and only include those peers who had reported 2015 year-end results as of that date in the percentile calculations.  Any amounts earned under this Company versus Peer portion of the ELT Incentive Plan are paid in restricted stock with a three-year cliff vest.  For 2015, each ELT Incentive Plan participant earned a restricted stock grant of 2.5% of salary under the Company versus peer portion of the ELT Incentive Plan.

Company vs. Peer Goal Weight	Criteria	Threshold	Target	Max	Actual Performance
25%	Total Shareholder Return	40th Percentile	50th Percentile	60th Percentile	Below 40th Percentile
12.5%	EPS Growth	40th Percentile	50th Percentile	60th Percentile	44th Percentile
12.5%	Non-performing Assets to Total Assets	40th Percentile	50th Percentile	60th Percentile	Below 40th Percentile

In total for 2015, each of the ELT Incentive Plan participants earned between approximately 38% and 41% of salary under the 2015 ELT Incentive Plan.  These results were between threshold and target performance levels for each of the NEOs (excluding the CEO).  The earned amounts were paid during the first quarter of 2016.  The number of restricted stock share grants was based on the dollar amount earned under the ELT Incentive Plan divided by the share price on the date of grant.  The cash portion of the ELT Incentive Plan was paid on the same day as the restricted stock grants were made in the first quarter of 2016.

2015 Additional NEO Discretionary Bonuses:  In addition to the performance-based incentive compensation amounts earned for 2015 performance under the ELT Incentive Plan, each NEO also received an additional discretionary bonus in 2015.  The CEO and Committee determined that it was appropriate for 2015 to provide additional discretionary bonuses to each NEO.  These bonus amounts ranged between approximately 17% of salary and 24% of salary depending on the NEO.  The discretionary bonus was paid 70% in the form of restricted stock with a three-year cliff vest and 30% in cash.  This discretionary bonus was attributed to the successful completion and smooth transition surrounding a significant acquisition during 2015.  This acquisition was unforeseen at the beginning of the 2015 calendar year when incentive plans were developed, so the Committee and CEO felt it was appropriate to provide the NEOs with these additional discretionary bonuses as recognition for the successful completion of this acquisition.

Retirement Programs and Perquisites

Retirement programs and perquisites are a part of competitive total compensation. We intend to provide benefits and perquisites that are competitive. Our NEOs are eligible to participate in the benefit plans generally available to our employees, including our tax qualified 401(k) and profit sharing plan. In addition, the Bank SNB Elective Non-Qualified Deferred Compensation Plan (the “2013 Nonqualified Deferred Compensation Plan” or the “Plan”) is an unfunded, nonqualified deferred compensation plan designed to allow a select group of management or highly compensated employees (each a “Participant” and collectively, the “Participants”) of the Company or Bank SNB to save for retirement on a tax-deferred basis.

The 2013 Nonqualified Deferred Compensation Plan became effective on December 20, 2012 and the initial Plan year was the 2013 calendar year. Participants in the Plan may elect to defer a portion of their upcoming plan year compensation. The Plan does not provide for an employer contribution.

Amounts deferred under the 2013 Nonqualified Deferred Compensation Plan are credited to bookkeeping accounts maintained for each Participant and are credited or debited with the Participant’s proportionate share of any gains or losses attributable to the earnings indices selected by the Participant. The earnings indices are notional investments for earnings and include the following options: (a) an account bearing interest at an annual rate, adjusted each calendar quarter, equal to the greater of (i) one percentage point (1.00%) less than the annualized average interest rate earned (non-taxable equivalent) by Bank SNB on average interest-earning assets for the previous calendar quarter, as calculated in good faith by Bank SNB, or (ii) zero percent (0%); and (b) the common stock of the Company. The earnings indices are to be used for measurement purposes only and amounts deferred under the 2013 Nonqualified Deferred Compensation Plan will not represent any actual investment made on the Participants’ behalf. The amount required to be paid under the 2013 Nonqualified Deferred Compensation Plan is equal to the elective deferrals made by each Participant, as adjusted for the hypothetical gains or losses based on the earnings indices selected by the Participant.

Participants must select one of the following options as to the time of payment of all amounts deferred for all Plan years under the 2013 Nonqualified Deferred Compensation Plan: (a) the Participant's separation from service; (b) the date the Participant attains seventy-two (72) years of age; or (c) the later of: (i) the Participant's Separation from Service, or (ii) a specific date not later than the date on which the Participant will attain 72 years of age.

Participants must also select one of the following options as to form of payment of all amounts deferred for all Plan years under the 2013 Nonqualified Deferred Compensation Plan: (a) a single lump sum; (b) equal monthly installments over a five (5) year period; (c) equal monthly installments over a ten (10) year period; or (d) equal monthly installments over a fifteen (15) year period.

In 2015, Mr. Funke and Mr. Shockley were the only NEOs who were Participants in the 2013 Nonqualified Deferred Compensation Plan.

We also offer a 401(k) plan that is intended to supplement the employee’s personal savings and social security. All employees, including our executive officers, are generally eligible for the 401(k) plan. Executive officers participate in the 401(k) plan on the same basis as other employees. The 401(k) plan enables employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) plan allows eligible employees to elect to contribute up to 90% of their eligible compensation, up to the annual IRS dollar limit. Eligible compensation generally means all wages, salaries and fees for services paid by us. We contributed a non-elective safe harbor minimum of 3% of each eligible employee’s salary per year to their 401(k) plan. We may also elect to make a discretionary profit sharing contribution for each eligible employee. In 2015, our employer contribution was 3%.

Board of Directors and Compensation Committee Discretion; Adjustments

Additional performance bonuses, stock options, and other stock-based awards may be made within the discretion of the Compensation Committee and the Board of Directors. The Compensation Committee also may consider other factors, and may change the basis of assessing our performance in the future, based upon our annual or longer-term goals.

Executive Compensation Plan Risk Assessment

The Compensation Committee, the Board and management do not believe that there are any significant risks arising from our compensation policies and practices for our employees, including non-executive officers, that are reasonably likely to have a material adverse effect on us. For 2015, compensation of our NEOs was comprised of both fixed (based salary) and variable (annual cash and equity incentives) compensation. The Compensation Committee, the Board and management do not believe that the compensation paid to our NEOs  encouraged unnecessary or excessive risks. Our Compensation Committee intends to continue to conduct periodic risk reviews of our compensation plans in the future. The Compensation Committee factored risk mitigation into the decisions that were made surrounding the CEO’s incentive plan (as detailed in his employment agreement) and the ELT Incentive Plan.

As examples, Mr. Funke’s employment agreement contains performance vesting features with respect to restricted stock awards that not only require a traditional performance criterion of return on average equity but are also contingent upon supplemental criteria that ensure that the performance goals do not encourage excessive risk taking. The ELT Incentive Plan requires both earnings and asset/credit quality hurdles to be met before payouts may be earned. We have also incorporated a clawback clause in the ELT Incentive Plan that allows us to recoup awards that are paid based on misstated financial amounts or employee misconduct.

Employment Agreements

We have entered into employment agreements with our President and Chief Executive Officer, Mark W. Funke, and our Executive Vice President and Chief Financial Officer, Joe T. Shockley, Jr. The employment agreements between us and each of Mr. Funke and Mr. Shockley provide for (i) general restrictions on the disclosure of confidential information and (ii) an agreement that during employment and for a period of 12 months thereafter each of Mr. Funke and Mr. Shockley will not solicit our customers or employees. Both Messrs. Funke and Shockley remain at-will employees under their employment agreements.

Mark W. Funke

Mr. Funke’s employment agreement provides for an annual base salary of $425,000, annual incentive compensation, and equity compensation. Pursuant to the terms of his employment agreement, Mr. Funke is entitled to an annual bonus opportunity of up to 100% of his base salary. Half of Mr. Funke’s annual bonus opportunity is based on performance measures established by the Compensation Committee. The remaining half is earned if: (1) no subsidiary bank has a classified asset ratio greater than 35%; (2) neither we nor any subsidiary bank is subject to a regulatory enforcement action; and (3) total shareholder return, as defined in the employment agreement, is in the top 25th percentile of banks in a mutually agreed-upon peer group. If the total shareholder return condition is the only condition not satisfied, Mr. Funke will receive a partial bonus to the extent that we are above the 50th percentile of our peer group. The Board has discretion to pay the annual bonus in cash and/or shares of common stock.  Mr. Funke’s total performance-based bonus in 2015 was $181,726, with 40% paid in cash and 60% in the form of a restricted stock award subject to a three-year cliff vesting period.  Mr. Funke was also awarded a discretionary bonus of $140,000 in 2015 by the Committee.

We have granted Mr. Funke a one-time performance stock award entitling Mr. Funke to earn up to 138,600 shares of our common stock based on our total shareholder return through December 31, 2016. Portions of the shares may be earned for interim performance. In 2013, as a result of the Company’s 53% total shareholder return (measured from August 30, 2012, the date of Mr. Funke’s employment agreement), Mr. Funke earned the maximum 34,650 shares of the 138,600 shares granted under his one-time performance stock award that he was able to earn in 2013. In 2014, as a result of the Company’s 45% total shareholder return (measured from August 30, 2012, the date of Mr. Funke’s employment agreement), Mr. Funke did not earn any additional shares of the 138,600 shares granted under his one-time performance stock award that he was able to earn in 2014. In 2015, as a result of the Company’s 49% total shareholder return (measured from August 30, 2012, the date of Mr. Funke’s employment agreement), Mr. Funke did not earn any additional shares of the 138,600 shares granted under his one-time performance stock award that he was able to earn in 2015. In 2015, we granted Mr. Funke an annual performance stock award entitling Mr. Funke to earn up to 14,400 shares of our common stock based our return on average equity for 2015. Because the Company’s return on average equity was 6.14% in 2015, which is below the threshold of 7%, Mr. Funke did not earn any shares of our common stock under this annual performance stock award in 2015. Mr. Funke has also received an annual performance stock award entitling him to earn up to 14,400 shares of our common stock in 2016 based on our return on average equity in 2016. Mr. Funke will not earn any shares in 2016 under the performance stock awards unless all of the following conditions are satisfied: (1) a classified asset ratio no greater than 35%; (2) a common equity Tier 1 capital ratio of at least 9%; and (3) no regulatory enforcement action. Any shares earned under the performance stock awards will be subject to a further three-year vesting period. All shares issued to Mr. Funke are non-transferable until he maintains ownership of our stock at a level that is at least three times his annual base salary. Mr. Funke has also agreed to a clawback of compensation previously paid or made available to him in certain circumstances.

Unless terminated earlier under the terms of the agreement, the initial term of Mr. Funke’s employment agreement will expire on December 31, 2016; thereafter, the employment agreement will automatically renew for successive 12-month terms unless notice of non-renewal is provided by either party in accordance with the employment agreement. Mr. Funke has the right to receive benefits in the event of his termination if certain conditions are met. Please see the description under the heading “Executive Compensation – Change of Control Compensation” for a discussion of the terms upon which Mr. Funke will be paid additional compensation upon the termination of his employment.

Joe T. Shockley, Jr.

Mr. Shockley’s employment agreement provides for an annual base salary of $300,000 per year. Mr. Shockley is also entitled to participate in any executive incentive plan established by our board of directors, upon such terms as established by the board of directors.

All shares issued to Mr. Shockley are non-transferable until he maintains ownership of our stock at a level that is at least equal to his annual base salary. Mr. Shockley has also agreed to a clawback of compensation previously paid or made available to him in certain circumstances.

The initial term of Mr. Shockley’s employment agreement expired on December 31, 2014 and automatically renews for successive 12-month terms unless notice of non-renewal is provided by either party in accordance with the employment agreement. Mr. Shockley has the right to receive benefits in the event of his termination in some instances following a change of control if certain conditions are met. Please see the description under the heading “Executive Compensation – Change of Control Compensation” for a discussion of the terms upon which Mr. Shockley will be paid additional compensation upon the termination of his employment following a change of control.

Compensation Consultants

The Compensation Committee engages the independent consulting firm of Blanchard Consulting Group (“Blanchard”) to provide executive and director compensation consulting advice to the Committee. The Compensation Committee considers the independence standards required by the NASDAQ or applicable law in regards to compensation consultants, accountants, legal counsel or other advisors, prior to their retention.   Blanchard reports directly to the Compensation Committee, and the Compensation Committee discusses, reviews, and approves all consulting projects performed by the firm. Blanchard does not provide other services or products to the Company. In addition, Blanchard does not have any other personal or business relationships with any Board member or any officer of Southwest.

The consulting firm’s role includes preparing analytical peer reviews and other data on market practices for use by the Compensation Committee in its annual compensation reviews of executive and director compensation. These reviews evaluate total compensation and its individual components. The reviews provide peer group market data values at the 25th, 50th, and 75th percentiles. The annual director compensation reviews compare our data to general industry data and data from a compensation peer group and provide information on such items as total compensation for all non-employee directors, total compensation for an average director, annual retainer amounts, per meeting fees, committee meeting fees, committee and board chair fees, number of board and committee meetings, and both cash and equity compensation. The annual executive compensation reviews compare the compensation of our NEOs to general industry data from industry surveys and total compensation data from a compensation peer group. The executive compensation review focuses on total compensation and its individual components. The review provides data on base salaries, annual cash incentives, long-term and/or equity incentives, other compensation amounts, and prevalence data on executive benefits. The executive compensation review is also provided to the CEO for his use in developing compensation recommendations to the Board regarding the other NEOs. The Compensation Committee also consults with Blanchard regarding changes in compensation made during the year and other special projects. Blanchard also assisted the Compensation Committee with designing our ELT Incentive Plan and assists with determining the award calculations under the plan.

Peer Analysis

The peer group analysis described above is used as a general guide in assessing the competitiveness of our executive and director compensation programs. The peer group consists of other publicly traded bank holding companies within a specific asset size range and regional location. This group is reviewed annually by the Compensation Committee and the independent consultant to the Compensation Committee and is revised by the Compensation Committee when appropriate. The purpose of utilizing a regional peer group is to determine competitive compensation levels for executives and directors in areas of the country where Southwest may compete for executive level talent. The median total assets for the group as of December 31, 2015 was approximately $3.0 billion. The twenty members of the peer group used in the Compensation Committee’s 2015 compensation reviews were:

First Busey Corporation

Southside Bancshares, Inc.

Enterprise Financial Services Corp.

MainSource Financial Group, Inc.

QCR Holdings, Inc.

Independent Bank Group, Inc.

Green Bancorp, Inc.

Guaranty Bancorp

Horizon Bancorp

MidWestOne Financial Group, Inc.

Great Southern Bancorp, Inc.

First NBC Bank Holding Company

First Financial Corporation

CoBiz Financial Inc.

Hills Bancorporation

German American Bancorp, Inc.

MidSouth Bancorp, Inc.

Triumph Bancorp, Inc.

Lakeland Financial Corporation

Old Second Bancorp, Inc.

The measures used to assess our performance relative to our peer group in the Blanchard reports included net interest margin, efficiency ratio, return on average equity, core earnings per share growth, return on average assets, tangible equity ratio, three-year asset growth, and non-performing assets compared to total assets. The analysis also includes market cap values and values for total return on a theoretical investment in the stock of each company over the previous three years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with our management. Based on that review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2015 and in this Proxy Statement.

March 7, 2016

John Cohlmia, Chairman

James M. Johnson

James M. Morris, II

EXECUTIVE COMPENSATION

The following table summarizes compensation earned by or awarded to our Named Executive Officers, which include our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for 2015.

2015 Summary Compensation Table

	Name and Principal Position	Year	Salary	Bonus Earned	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
	Mark W. Funke	2015	$465,000	$-	$207,037	$114,690	$3,103	$23,920	$813,750
	President and	2014	425,000	-	280,012	122,740	1,901	20,380	850,033
	Chief Executive Officer	2013	425,000	240,000	546,132	-	520	15,171	1,226,823
	Joe T. Shockley, Jr.	2015	309,000	-	115,905	79,098	1,982	12,984	518,969
	Executive Vice President and	2014	300,000	-	123,885	82,590	1,330	25,551	533,356
	Chief Financial Officer	2013	300,000	-	100,912	67,280	360	17,747	486,299
	Priscilla Barnes	2015	339,000	-	111,077	78,920	-	9,410	538,407
	Senior Executive Vice President	2014	330,000	-	136,272	90,849	-	16,951	574,072
	and Chief Operating Officer	2013	330,000	-	111,018	74,008	-	12,872	527,898
	Brent Bates	2015	244,000	-	84,920	60,082	-	8,141	397,143
	Executive Vice President and	2014	223,750	-	94,012	62,673	-	20,140	400,575
	Chief Credit Officer	2013	217,500	-	155,187	50,395	-	19,866	442,948
	Rusty LaForge	2015	241,500	-	81,549	58,453	-	15,142	396,644
	Executive Vice President and	2014	223,750	-	94,012	62,673	-	26,795	407,230
	General Counsel	2013	217,500	-	155,187	50,395	-	21,308	444,390
(1)

Represents the grant date fair value for restricted stock awards earned in 2015.  See discussion of restricted stock in Notes 1 and 16 to the Consolidated Financial Statements contained in Southwest's 2015 Annual Report on Form 10-K.

(2)	Represents the cash incentive payments made to our CEO under his employment agreement and to our other NEOs under our 2015 ELT Incentive Plan.
(3)	Represents amounts earned under an unfunded, unqualified deferred compensation plan.
(4)	Please see All Other Compensation table.

All Other Compensation

	Year	Defined Contribution Plan Contribution	Auto Allowance	Country Club Dues	Other Perquisites and Benefits	Total
Mark W. Funke	2015	$7,950	$0	$14,050	$1,920	$23,920
	2014	7,800	-	11,148	1,432	20,380
	2013	3,202	-	10,937	1,032	15,171
Joe T. Shockley, Jr.	2015	7,950	-	3,714	1,320	12,984
	2014	7,800	12,000	4,167	1,584	25,551
	2013	789	12,000	3,374	1,584	17,747
Priscilla Barnes	2015	7,950	-	-	1,460	9,410
	2014	7,800	7,719	-	1,432	16,951
	2013	7,650	4,090	-	1,132	12,872
Brent Bates	2015	7,950	-	-	191	8,141
	2014	7,800	12,000	-	340	20,140
	2013	7,650	12,000	-	216	19,866
Rusty LaForge	2015	7,950	-	6,902	289	15,142
	2014	7,800	12,000	6,779	216	26,795
	2013	4,644	12,000	4,448	216	21,308

Stock Based Plan

We maintain a stock based plan to attract, retain, and motivate our and our subsidiaries’ key officers and directors by providing them with a stake in our success as measured by the value of our shares.

The 2008 Stock Based Awards Plan (the “2008 Plan”), which was approved by the shareholders at the 2008 annual meeting of  shareholders, authorizes the issuance of up to 800,000 shares of common stock and stock-based awards, subject to certain adjustments for changes in our capital structure.

The 2008 Plan has a term of 10 years from its effective date April 24, 2008 after which date no awards may be granted under the 2008 Plan.

The 2008 Plan provides for the grant of “incentive options” as defined in Section 422 of the Internal Revenue Code, “non-incentive options,” restricted stock, and stock appreciation rights to directors, officers, and non-officer employees on terms and conditions established by the Stock Option Committee, which administers the Plan. The members of the Compensation Committee of the Board of Directors act as the Stock Option Committee.

The following table provides information regarding grants of equity plan based awards during 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of	Grant Date Fair Value of
	Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Threshold (# or $)	Target (# or $)		Maximum (# or $)		Shares of Stock (#)	Stock Awards ($)
	Mark W. Funke	2/24/2015	$0	$0		$0							11,152	$183,450
		2/24/2015						3,600	3,600		14,400			236,880
		2/26/2013						3,850	34,650		138,600			1,785,168
	Joe T. Shockley, Jr.	2/24/2015	-	$61,800	(1)	$123,600	(1)	$0	$92,700	(2)	$185,400	(2)
		2/24/2015											7,531	123,885
	Priscilla Barnes	2/24/2015	-	67,800	(1)	135,600	(1)	-	101,700	(2)	203,400	(2)
		2/24/2015											8,284	136,272
	Brent Bates	2/24/2015	-	48,800	(1)	97,600	(1)	-	73,200	(2)	146,400	(2)
		2/24/2015											5,715	94,012
	Rusty LaForge	2/24/2015	-	48,300	(1)	96,600	(1)	-	72,450	(2)	144,900	(2)
		2/24/2015											5,715	94,012

(1)

Represents the 40% of the total awards under the ELT Incentive Plan that is payable in cash.  The actual cash portion of the award earned for 2015 is shown on the Summary Compensation Table and was paid on March 2, 2016 and is not shown on this table.

(2)

Represents the 60% of the total awards under the ELT Incentive Plan that is payable in stock.  The actual stock portion of the award earned for 2015 is shown on the Summary Compensation Table and was paid through restricted stock grant on February 23, 2016 and is not shown on this table.

The following table provides information regarding awards outstanding at December 31, 2015.

	Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (8)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested ($)
	Mark W. Funke	8,600	(1)	$150,328	118,350	(2)	$1,884,132
		34,650	(3)	605,682
		6,000	(4)	104,880
		5,400	(5)	94,392
		11,192	(6)	195,636
	Joe T. Shockley, Jr.	5,682	(4)	99,321
		7,531	(6)	131,642
	Priscilla Barnes	6,251	(4)	109,267
		8,284	(6)	144,804
	Brent Bates	5,000	(7)	87,400
		4,526	(4)	79,114
		5,715	(6)	99,898
	Rusty LaForge	5,000	(7)	87,400
		4,256	(4)	74,395
		5,715	(6)	99,898
(1)	Mr. Funke's shares were issued February 26, 2013 and vested 100% on February 26, 2016.
(2)

Pursuant to the terms of Mr. Funke's employment agreement dated November 15, 2012, on February 26, 2013 we also issued Mr. Funke a one-time performance stock award entitling Mr. Funke to earn up to 138,600 shares of our common stock, of which 34,650 have been earned.

(3)	Mr. Funke's shares were earned as of December 31, 2013 (calculated on February 14, 2014) and vest 100% on December 31, 2016.
(4)	Shares were issued February 14, 2014 and vest 100% on February 14, 2017.
(5)	Mr. Funke's shares were earned as of December 31, 2014 (calculated on February 24, 2015) and vest 100% on December 31, 2017.
(6)	Shares were issued February 24, 2015 and vest 100% on February 24, 2018.
(7)	Shares were issued December 17, 2013 and vest 100% on December 17, 2016.

The following table provides information regarding stock awards that vested during 2015.

		Stock Awards
	Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
	Joe T. Shockley, Jr.	14,800	$261,516	(1)
(1)	Value is based on the closing price for our common stock on the Nasdaq Global Select Market on December 18, 2015, which was $17.67 per share.

The table below provides information on the contributions, earnings and account balances for the NEOs participating in our nonqualified deferred compensation plan.

2015 Nonqualified Deferred Compensation

	Name (1)	Executive Contributions in 2015 (2)	Registrant Contributions in 2015	Aggregate Earnings in 2015 (3)	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2015
	Mark W. Funke	$66,131	$0	$3,080	$0	$69,211
	Joe T. Shockley, Jr.	29,970	-	1,967	-	31,938
(1)	Mr. Funke and Mr. Shockley are the only Named Executive Officers who participated in this plan.
(2)	Includes $69,750, net of taxes, and $30,900, net of taxes, for Mr. Funke and Mr. Shockley, respectively, that is included in Salary Compensation on the 2015 Summary Compensation Table.
(3)	Amounts included in Nonqualified Deferred Compensation Earnings on 2015 Summary Compensation Table.

Change of Control Compensation

The employment agreements with Mr. Funke and Mr. Shockley obligate us to pay certain separation benefits to them in the event of termination without cause or constructive termination within twenty-four (24) months following a change of control. The change of control agreements with Ms. Barnes, Mr. Bates, and Mr. LaForge obligate us to pay certain separation benefits to them in the event of termination without cause or resignation for good reason within twenty-four (24) months following a change of control. In addition, the employment agreement with Mr. Funke requires us to pay certain separation benefits to him in the event of his termination without cause or resignation for good reason even absent a change of control.

The term “change of control” means the occurrence of any of the following events:

•The date any entity or person, including a group as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934 shall become the beneficial owner of, or shall have obtained voting control over, thirty percent (30%) or more of either: (i) the outstanding common shares of either Southwest or Bank SNB or (ii) the combined voting power of the then outstanding voting securities of Southwest or Bank SNB entitled to vote in the election of directors;

•The consummation of a plan of reorganization, merger or consolidation involving Southwest or Bank SNB or the sale of all or substantially all of the assets or deposits of Southwest or Bank SNB, except for a reorganization, merger, consolidation or sale where (A) the stockholders of Southwest or Bank SNB immediately before such reorganization, merger, consolidation or sale own directly or indirectly at least 60% of the combined voting power of the outstanding voting securities of surviving entity resulting from such reorganization, merger or sale in substantially the same proportion as their ownership of voting securities of Southwest immediately before such reorganization, merger, consolidation or sale, (B) no person beneficially owns, or has voting control over, thirty percent (30%) or more of either (i) the then outstanding shares of common stock of the surviving entity, or (ii) the combined voting power of the then outstanding voting securities of the surviving entity entitled to vote in the election of directors, and (C) the members of the Board of Directors of Southwest immediately before the execution of the agreement providing for such reorganization, merger, consolidation or sale constitute at least half of the members of the board of directors of the surviving entity, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the surviving entity ; or

•The date there shall have been a change in a majority of the Board of Directors of either Southwest or Bank SNB within a 12-month period unless the nomination of each new director was approved by the vote of two-thirds (2/3) of the directors then still in office who were in office at the beginning of the 12-month period.

With respect to Mr. Funke and Mr. Shockley’s employment agreements, the term “cause” means:

•A material breach of the terms of the employment agreement by the executive;

•Any act by the executive of fraud against, material misappropriation from, or material dishonesty to us;

•Conviction of the executive of a crime involving breach of trust or moral turpitude or any felony;

•Conduct by the executive that amounts to willful misconduct, gross and willful insubordination, or gross neglect or inattention to the executive’s duties and responsibilities under the employment agreement, including prolonged absences without the written consent of the Board of Directors;

•Conduct in material violation of our written code of conduct as the same may be in force from time to time not cured by the executive within ten (10) business days after the executive’s receipt of written notice thereof;

•Receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over us intends to institute any form of formal regulatory action against the executive; or

•The executive’s removal and/or permanent prohibition from participating in the conduct of our affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)).

With respect to Ms. Barnes, Mr. Bates and Mr. LaForge’s change of control agreements, the term “cause” means:

•The conviction of the executive by a federal or state court of competent jurisdiction of a felony which relates to the executive’s employment;

•An act or acts of dishonesty taken by the executive and intended to result in substantial personal enrichment of the executive at our expense; or

•The executive’s “willful” failure to follow a direct lawful written order from executive’s supervisor, within the reasonable scope of the executive’s duties, which failure is not cured within thirty days.

With respect to Mr. Funke and Mr. Shockley’s employment agreements, the term “constructive termination” means:

•The material reduction of the executive’s annual salary, annual bonus opportunity, opportunity to earn equity compensation, or other benefits, each as provided in the employment agreement or change of control agreement;

•A material diminution in the executive’s authority, duties or responsibilities or a change in his position such that he or she ceases to hold the title of, or serve in the role as, in the case of Mr. Funke, President and Chief Executive Officer, and in the case of Mr. Shockley, Executive Vice President and Chief Financial Officer, of Southwest or any successor;

•The assignment of any duties materially inconsistent with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities under the employment agreement; or

•An involuntary relocation of the executive’s primary office or worksite to a place that is beyond a twenty (20) mile radius from 6301 Waterford Boulevard in Oklahoma City, Oklahoma.

With respect to Mr. Funke’s employment agreement, the term “good reason” means:

•A material reduction of Mr. Funke’s annual base salary from its then current rate, other than a reduction that also is applied to substantially all other executive officers if the executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers;

•A material diminution in Mr. Funke’s authority, duties or responsibilities or a change in his position such that he ceases to hold the title of, or serve in the role as, President and Chief Executive Officer of Southwest or any successor;

•The assignment of any duties materially inconsistent with Mr. Funke’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities under his employment agreement;

•An involuntary relocation of Mr. Funke’s primary office or worksite to a place that is beyond a twenty (20) mile radius from 6301 Waterford Boulevard in Oklahoma City, Oklahoma; or

•A material breach of the terms of the employment agreement by us.

With respect to Ms. Barnes, Mr. Bates, and Mr. LaForge’s change of control agreements, the term “good reason” means:

•A reduction by more than 10% in executive’s base salary and target bonus, as compared with the base salary and most recently established target bonus, or if no target bonus has been set then the bonus most recently paid, prior to the change of control;

•A relocation of executive’s principal office with us or our successor that increases the executive’s commute by more than thirty-five (35) miles per day;

•A substantial and adverse change in the executive’s duties, control, authority, status or position, or the assignment to the executive of duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the executive, or a loss of title, loss of office, loss of significant authority, power or control, or any removal of executive from, or any failure to reappoint or reelect executive to, such positions; or

•Any material breach by us or its successor of any other material provision of the change of control agreement.

In the event (i) Mr. Funke’s employment is terminated without cause, (ii) Mr. Funke’s employment is constructively terminated within twenty-four (24) months following a change of control, or (iii) Mr. Funke resigns with good reason:

•We will be obligated to pay severance to Mr. Funke in an amount equal to the sum of (i) three (3) times Mr. Funke’s annual base salary in effect on the date of termination of his employment and (ii) one (1) times the average cash portion of Mr. Funke’s annual bonus for the three years immediately preceding the change of control, payable in twelve monthly payments. Monthly severance payments shall be paid in accordance with our regular payroll practices, commencing with the first payroll date that is more than sixty (60) days following the date of termination of Mr. Funke’s employment;

•Any service condition contained in any equity awards outstanding in favor of Mr. Funke shall be deemed to have been satisfied immediately prior to the effective date of the termination of his employment; and

•Shares of our common stock subject to any performance stock awards granted pursuant to the employment agreement shall be earned if and to the extent applicable performance measures are attained and the applicable conditions in the employment agreement remain satisfied as of the fiscal year ending with or within the twelve-month period immediately following the effective date of the termination of Mr. Funke’s employment.

In the event Mr. Shockley’s employment is (i) terminated without cause within twenty-four (24)  months following a change of control, or (ii) constructively terminated within twenty-four (24) months following a change of control, we will be obligated to pay severance to Mr. Shockley in an amount equal to the sum of (i) two (2) times his annual base salary as in effect on the date of termination of his employment and (ii) one (1) times the average of the “Company Incentive Portion” of Mr. Shockley’s annual bonus under the ELT Incentive Plan for the three years immediately prior to the date of  the change of control , which amount shall be paid in substantially equal installments not less frequently than monthly over twelve (12) months. Monthly severance payments shall be paid in accordance with our regular payroll practices, commencing with the first payroll date that is more than sixty (60) days following the date of termination of Mr. Shockley’s employment.

Each of Ms. Barnes, Mr. Bates, and Mr. LaForge’s change of control agreement provides that if, within twenty-four (24) months following a change in control, (i) we terminate the executive’s employment other than for cause, disability or death or (ii) the executive resigns for good reason:

•We will be obligated to pay the executive, in a single lump sum payment, within 30 days of the date of termination, executive’s base salary and accrued vacation pay through the date of termination, and an amount equal to sum of (i) two (2) times the executive’s annual base salary as in effect on the date of the change of control and (ii) one (1) times the average of the “Company Incentive Portion” of the executive’s annual bonus under the ELT Incentive Plan for the three years immediately prior to the date of  the change of control ;

•We will maintain in full force and effect, for the continued benefit of the executive (and executive’s spouse and/or eligible dependents, as applicable) for a period of twelve (12) months following the date of termination, participation in the medical, hospitalization, and dental programs maintained by us for the benefit of our executive officers as in effect on the date of termination, at such level and terms and conditions (including, without limitation, contributions required by the executive for such benefits) as in effect on the termination date; provided, if the executive (or executive’s spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. However, if executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits provided by us shall be secondary to those provided under such other plan during the applicable period;

•We will reimburse executive pursuant to our policy for reasonable business expenses incurred, but not paid, prior to termination of employment, unless such termination resulted from a misappropriation of our funds; and

•Any service condition contained in any equity awards outstanding in favor of executive shall be deemed to have been satisfied immediately prior to the effective date of the termination of executive’s employment; and

•Executive will be entitled to any other rights, compensation and/or benefits as may be due to executive following termination to which she is otherwise entitled in accordance with the terms and provisions of any of our plans or programs.

Pursuant to the terms of the Restricted Stock Award Agreements between the Company and our NEOs, all unvested shares of restricted stock granted to our NEOs will vest immediately upon a “Change in Control”. “Change in Control” is defined substantially the same as the term “change of control” is defined in Messrs. Funke and Shockley’s employment agreements.

The following tables provide the amount of compensation payable to Mr. Funke, Mr. Shockley, Ms. Barnes, Mr. Bates and Mr. LaForge under the terms of their employment agreements or change of control agreements assuming the executive was terminated effective December 31, 2015. The amounts shown below are estimates of the amounts which would be paid to each executive officer upon his or her termination. The actual amounts to be paid to each executive officer can only be determined at the time of that executive officer’s termination.

Mark W. Funke

Executive Benefits and Payments Upon Termination		Termination Without Cause, Constructive Termination Following a Change of Control, or Resignation for Good Reason
	Cash Compensation
	Cash Severance	$ 1,513,715
	Equity
	Restricted Stock (1)	1,150,918
	Total:	$2,664,633

(1)	Market value based on the closing price for our common stock on the Nasdaq Global Select Market on December 31, 2015, which was $17.48 per share.

Joe T. Shockley, Jr.

Executive Benefits and Payments Upon Termination		Termination Without Cause or Constructive Termination Following a Change of Control
	Cash Compensation
	Cash Severance	$694,323
	Equity
	Restricted Stock (1)	230,963
	Total:	$925,286

(1)	Market value based on the closing price for our common stock on the Nasdaq Global Select Market on December 31, 2015, which was $17.48 per share.

Priscilla Barnes

Executive Benefits and Payments Upon Termination		Termination Without Cause or Resignation for Good Reason Following a Change of Control
	Cash Compensation
	Cash Severance	$759,259
	Equity
	Restricted Stock (1)	254,072
	Other Benefits
	Medical, Hospitalization, and Dental (2)	11,723
	Total:	$1,025,054

(1)	Market value based on the closing price for our common stock on the Nasdaq Global Select Market on December 31, 2015, which was $17.48 per share.
(2)	Annual cost of Ms. Barnes' medical, hospitalization, and dental insurance coverage.

Brent Bates

Executive Benefits and Payments Upon Termination		Termination Without Cause or Resignation for Good Reason Following a Change of Control
	Cash Compensation
	Cash Severance	$545,717
	Equity
	Restricted Stock (1)	266,413
	Other Benefits
	Medical, Hospitalization, and Dental (2)	26,038
	Total:	$838,167

(1)	Market value based on the closing price for our common stock on the Nasdaq Global Select Market on December 31, 2015, which was $17.48 per share.
(2)	Annual cost of Mr. Bates' medical, hospitalization, and dental insurance coverage.

Rusty LaForge

Executive Benefits and Payments Upon Termination		Termination Without Cause or Resignation for Good Reason Following a Change of Control
	Cash Compensation
	Cash Severance	$540,174
	Equity
	Restricted Stock (1)	261,693
	Other Benefits
	Medical, Hospitalization, and Dental (2)	37,025
	Total:	$838,892

(1)	Market value based on the closing price for our common stock on the Nasdaq Global Select Market on December 31, 2015, which was $17.48 per share.
(2)	Annual cost of Mr. LaForge's medical, hospitalization, and dental insurance coverage.

CERTAIN TRANSACTIONS

Our banking subsidiary, Bank SNB, has and expects to have in the future, banking and other transactions with certain of our and our subsidiaries’ officers and directors and with greater than 5% shareholders of us and their immediate families and associates. These transactions are in the ordinary course of business, and loans have been, and will be, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. In the opinion of our management, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Under written policy adopted by resolution of the Board of Directors, extensions of credit from Bank SNB to executive officers, directors, or principal shareholders must be approved by the independent directors on Bank SNB’s Directors’ Credit Committee and must meet the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System. Other transactions between us and any of our subsidiaries and executive officers, directors, or principal shareholder must be approved by the independent directors. These other transactions include any financial transactions, arrangements, or relationships, regardless of dollar amount, other than an extension of credit.

On October 9, 2015, we completed our acquisition of First Commercial Bancshares, Inc. (“Bancshares”), an Oklahoma corporation, and First Commercial Bank, an Oklahoma banking corporation and a wholly‑owned subsidiary of Bancshares, through the merger of Bancshares with and into Southwest (the “Merger”). Steven C.  Davis, chairman of the board of directors and controlling shareholder of Bancshares prior to the Merger, was appointed to serve as a member of our Board and, as shareholders of Bancshares, Mr. Davis and his affiliates received, directly or indirectly, approximately $3,474,328 and 206,638 shares of our common stock as a result of the Merger.    The aggregate Merger consideration was $41.7 million. The approximate dollar value of the Merger consideration received, directly or indirectly, by Mr. Davis and his affiliates was $11.0 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% shareholders. During 2015, each of Mr. Shockley and Mr. Teubner failed to timely file one Form 4 with respect to one transaction. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2015, all other Section 16(a) filing requirements were timely met. We make no representation regarding persons who have not identified themselves as being subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 or as to the appropriateness of disclaimers of beneficial ownership.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This vote is referred to by the SEC as a “say-on-pay” vote. Therefore, we are submitting our compensation decisions for our Named Executive Officers for your approval. These decisions, along with other important information regarding executive compensation, are described in the “Compensation Discussion and Analysis” beginning on page 13 and the compensation disclosures under the heading “Executive Compensation” beginning on page 23. These sections contain the compensation disclosures required by Item 402 of Securities and Exchange Commission Regulation S-K. You are asked to approve the following resolution:

“Resolved, that the compensation paid to the Named Executive Officers of Southwest Bancorp, Inc., as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of the 2016 Annual Meeting Proxy Statement of Southwest, is hereby approved.”

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this non-binding proposal. Broker discretionary voting of uninstructed shares is not permitted for a shareholder vote on executive compensation. Broker non-votes will not be counted as shares present in tabulating the votes on the advisory vote on executive compensation.

Your vote is advisory and will not be binding on the Board of Directors or the Compensation Committee. However, we will take into account the outcome of the vote when considering future executive compensation arrangements. Approximately 95% of shareholders voting at the 2015 annual meeting approved the compensation of Named Executive Officers described in our proxy statement in 2015.

The Board of Directors recommends that you vote “FOR” approval of the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

A representative of BKD LLP, Southwest’s independent certified public accounting firm, is expected to be present at the Annual Meeting to respond to shareholders’ questions and will have the opportunity to make a statement.

Fees

The following table presents the aggregate fees paid or accrued by Southwest to its independent registered public accounting firms Ernst and Young LLP for the year ended December 31, 2014, and BKD LLP for the year ended December 31, 2015:

Fee Category	2015	2014
Audit Fees	$533,285	$622,690
Audit - Related Fees	13,425	-
Tax Fees	-	-
All Other Fees	-	-
Total	$546,710	$622,690

Audit Fees. Consists of fees and expenses for professional services rendered for the audit of our consolidated financial statements, for review of financial statements included in our quarterly reports on Form 10-Q, and for other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of aggregate fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. Consists of aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees. Consists of aggregate fees billed for products and services that are not reported under “Audit Fees,” Audit-Related Fees,” and “Tax Fees.”

Preapproval of Services

The Audit Committee is required by SEC regulations to preapprove all auditing services and permitted non-audit services provided by Southwest’s independent registered public accounting firm. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total amount of revenues paid by it to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by us at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by our independent auditor have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee’s charter without exception.

REPORT OF THE AUDIT COMMITTEE

The Southwest Audit Committee oversees and reports to the Board of Directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of the independent registered public accounting firm engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm; and also performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act and related regulations, the Listing Standards and its charter. The committee (1) has reviewed and discussed the audited financial statements included in Southwest’s 2015 Annual Report on Form 10-K with management; (2) has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees); and (3) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the committee concerning independence and has discussed independence with the independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the Board of Directors that the audited financial statements be included in the 2015 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the independent accountant are consistent with its independence.

9

March 7, 2016	Larry J. Lanie, Chairman David S. Crockett Jr.
Steven C. Davis Patrice Douglas

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

Our Audit Committee recommended and our Board of Directors approved the engagement of BKD LLP as our independent registered public accounting firm for 2016. The Board of Directors is submitting this appointment to the vote of the shareholders for ratification.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of BKD LLP as our independent registered public accounting firm for 2016. Therefore, abstentions effectively count as votes against this proposal. If the appointment is not ratified by a majority of the shareholders, the vote will be considered in connection with the auditor appointment for 2017. However, it is not anticipated that any change in our independent registered public accounting firm would be made for 2016 because of the difficulty and expense of making another change so long after the beginning of the year.

The Board of Directors recommends that you vote “FOR” the ratification of BKD LLP as our independent registered public accounting firm for 2016.

CODE OF ETHICS

Our Board of Directors has adopted a code of ethics that applies to all of our and our consolidated subsidiaries’ directors, officers, and employees. This code, which fulfills the requirements of the Listing Standards and the criteria established by applicable SEC regulations, is available through the governance area of our website at www.oksb.com.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted as determined by a majority of the Board of Directors.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Any shareholder proposal to take action at the year 2017 annual meeting of shareholders must be received at our executive office at 608 South Main Street, Stillwater, Oklahoma 74074 no later than November 7,  2016, in order to be eligible for inclusion in Southwest’s proxy materials for that meeting, unless the date of the 2017 annual meeting is more than 30 days from April 20,  2017, in which case the deadline is a reasonable time before we begin to print and send proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Under our Certificate of Incorporation, a shareholder proposal or nomination for director may be eligible for consideration at an annual or special meeting if written notice is delivered or mailed to the Secretary not less than thirty days nor more than sixty days before the meeting, provided that, if less than forty days’ notice of the meeting has been given, such written notice may be delivered or mailed by the close of the tenth day after the date notice of the meeting was mailed. Such notices also must include information required by and comply with procedures established by our Certificate of Incorporation.

Our shareholders may communicate with the Board of Directors or any individual director by addressing correspondence to the Board or such director in care of the Secretary at our main office by mail, courier, or facsimile or by e-mail through Southwest’s “Contact Us” button on the Investor Relations area of our website at www.oksb.com.

BY ORDER OF THE BOARD OF DIRECTORS

RUSTY LAFORGE
SECRETARY

Stillwater, Oklahoma

March 7, 2016

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders as of the record date upon written request to: Rusty LaForge, Southwest Bancorp, Inc., P.O. Box 1988, Stillwater, Oklahoma 74076.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 20, 2016.

Vote by Internet

• Go to www.envisionreports.com/oksb

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors	For	Withhold		For	Withhold		For	Withhold
01 – James E. Berry II	☐	☐	02 – Thomas D. Berry	☐	☐	03 – John Cohlmia	☐	☐
04 – David S. Crockett Jr.	☐	☐	05 – Steven C. Davis	☐	☐	06 – Patrice Douglas	☐	☐
06 – Mark W. Funk	☐	☐	08 – James M. Johnson	☐	☐	09 – Larry J. Lanie	☐	☐
10 – James M. Morris II	☐	☐	11 – Kayse M. Shrum, D.O.	☐	☐	12 – Russell W. Teubner	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve executive compensation	☐	☐	☐	3. Proposal to ratify the appointment of BKD LLP as the independent registered public accounting firm for 2016	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below	Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of

Southwest Bancorp, Inc. Shareholders

April 20, 2016, 1:00 p.m. Local Time

Backstage

100 East 7th Avenue
Stillwater, OK 74074

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Proxy —Southwest Bancorp, Inc.

Notice of 2016 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting - April 20, 2016

Russell W. Teubner, Mark W. Funke, and James M. Johnson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Southwest Bancorp, Inc. to be held on April 20, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors, FOR the advisory proposal to approve the executive compensation, and FOR the ratification of the appointment of BKD LLP as the independent registered public accounting firm for the year 2016.

This proxy may be revoked at any time prior to its exercise. Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, the power of said proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to the shares of Common Stock held of record by the undersigned.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)